Exhibit 10.1

TEMPORARY USE AUTHORIZATION AGREEMENT

BETWEEN

THE CITY OF NEW YORK ACTING BY AND THROUGH THE NEW YORK CITY

DEPARTMENT OF SMALL BUSINESS SERVICES

AND

FIRSTFLIGHT HELIPORTS, LLC D/B/A SAKER AVIATION SERVICES

DATED AS OF

MAY 1, 2023

TABLE OF CONTENTS

i

EXHIBIT A	SITE PLAN
EXHIBIT B	MAINTENANCE PLAN
EXHIBIT C	TOUR FLIGHT OPERATIONS READINGS
EXHIBIT D	HELICOPTER SIGHTSEEING PLAN
EXHIBIT E	NOISE MITIGATION AND OTHER ISSUE PROCEDURES
EXHIBIT F	INTENTIONALLY DELETED
EXHIBIT G	PLANNED OPERATIONS
EXHIBIT H	INTENTIONALLY DELETED
EXHIBIT I	INTENTIONALLY DELETED
EXHIBIT J	PIER/BARGE LOAD RESTRICTIONS

ii

TEMPORARY USE AUTHORIZATION AGREEMENT

THIS TEMPORARY USE AUTHORIZATION AGREEMENT (“Agreement” or “Permit”) made as of May 1, 2023, between THE CITY OF NEW YORK ACTING BY AND THROUGH THE NEW YORK CITY DEPARTMENT OF SMALL BUSINESS SERVICES having an address at 1 Liberty Plaza, New York, New York 10006 (“City”), and FIRSTFLIGHT HELIPORTS, LLC D/B/A SAKER AVIATION SERVICES, having a corporate address at 20 South Street, Pier 6 East River, New York, NY 10004 (“Operator” or “Permittee”).

RECITALS:

WHEREAS, the City owns the premises known as the Downtown Manhattan Heliport consisting of (i) 6,300 total square feet of terminal space city lot (Block 2, part of Lot 23 on the Tax Map for the Borough of Manhattan) and (ii) 71,900 square feet of barge and pier space based on aerial measurement, as generally described in Exhibit A hereto (such real property, together with all appurtenances, buildings, facilities, other physical plants, improvements, and fixtures located thereon or to be constructed by Operator pursuant to this Agreement, hereinafter, the “Heliport” or “DMH”);

WHEREAS, pursuant to the annual amended and restated maritime contract between the City and New York City Economic Development Corporation (“NYCEDC”), the City has retained NYCEDC to engage in, inter alia, various activities intended to promote the economic development of the City’s waterfront property and related transportation facilities, including the operation of the Heliport;

WHEREAS, on March 19, 2008, the New York City Department of Small Business Services issued a Negative Declaration determining that a concession with a new Heliport fixed base operator for the Heliport as described in an Environmental Assessment Statement, CEQR No. 22SBS006M, would result in no significant adverse environmental impacts;

WHEREAS, the Operator desires to use the Heliport for the purpose specified herein and subject to the terms and conditions set forth herein including but not limited to acting as the fixed base operator for the Heliport for the purpose of promoting helicopter public use at the Heliport and providing non-discriminatory commercial access to other companies that desire to utilize the Heliport, pursuant to the terms herein; and

WHEREAS, this Permit does not authorize any activity not expressly mentioned herein;

NOW, THEREFORE, in consideration of the benefits accruing to each of the parties as recited to herein, the parties mutually agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01   Definitions. Unless otherwise noted, the following definitions shall apply throughout this Agreement:

“Accident/Incident” shall mean an event or situation related to helicopter use that (I) results in personal injury or material property damage on the Heliport, or (2) is required to be reported to the FAA pursuant to the rules and regulations of the FAA.

“Administrative Fee” shall have the meaning set forth in Section 3.01.

“Affiliate” shall mean with respect to any Person, any Person controlled by, controlling or under common control with such Person. “Person” shall mean any corporation, partnership, joint venture, joint stock company, limited liability company, trust, unincorporated organization or other entity. “Control” of a Person shall exist only when either of the following criteria are met:

(i) the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; or (ii) the ownership, either directly or indirectly, of 10% or more of the voting stock or other equity interest of such Person.

“Agreement” shall have the meaning set forth in the opening paragraph.

“Agreement Administrator” shall mean NYCEDC or a successor that is an Affiliate of NYCEDC.

“Ancillary Agreement” shall have the meaning set forth in Section 2.04(a)(ii).

“City” shall have the meaning set forth in the recitals.

“Commencement Date” shall have the meaning set forth in Section 2.01.

“Commissioner” shall have the meaning set forth in Section 8.06(c).

“Confidential Information” shall have the meaning set forth in Section 3.03(c).

“Devices and Activities” shall have the meaning set forth in Section 8.04(a).

“Discrimination Laws” shall have the meaning set forth in Section 4.09.

“DOT” shall mean the United States Department of Transportation or any successor agency performing the same or similar functions.

“DSBS” shall have the meaning set forth in Section 8.03.

“EAS” shall mean the Environmental Assessment Statement, prepared by AKRF Inc. on behalf of The City of New York Department of Small Business Services., CEQR No. 22SBS006M located at

https://a002ceqraccess.nyc.gov/ceqr/Details?data=MjJTQlMwMDZN0&signature=af5c66cb591aa5dec0c04b380b3466cc96855a8d.

“Employee” shall mean an officer, director, agent, employee, or contractor of any of the parties while engaged in any activity related to the Agreement.

“Environmental Laws” shall mean any applicable Federal, state, or local law, statute, ordinance, code, rule, or regulation, as the same may now exist or hereafter be enacted or promulgated or amended from time to time, which (i) relates to the operation, use or condition of the Heliport and

(ii) pertains to health; safety; any Hazardous Material; air, water or land pollution; toxic wastes; solid wastes; or wetlands and shall include without limitation, the Resource Conservation and Recove1y Act, as amended and codified at 42 U.S.C. Sec 9601 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, as amended and codified at 42 U.S.C. Sec 960 I et seq., including without limitation, as amended by the Superfund Amendments and Reauthorization Act of 1984; the Hazardous Materials Transportation Act, as amended and codified at 49 U.S.C Sec 1801 et seq.; the Federal Water Pollution Act, as amended and codified at 33 U.S.C. Sec 1251 et seq.; the Oil Pollution Act as amended and codified at 33 U.S.C. Sec 2701 et seq.; the Clean Air Act, as amended and codified at 42 U.S.C. Sec 7401 et seq.; and the Toxic Substances Control Act, as amended and codified at 15 U.S.C. Sec 2601 et seq.

“Event of Default” shall have the meaning set forth in Section 7.01.

“Expiration Date” shall have the meaning set forth in Section 2.01.

“FAA” shall mean the United States Federal Aviation Administration and any successor agency performing the same or similar functions.

“Force Majeure” shall have the meaning set forth in Section 9.14.

“Gross Receipts” shall collectively mean all revenues as are payable to Operator or an Affiliate of Operator, as determined in accordance with generally accepted accounting principles, generated from, or in connection with any and all services and/or operations provided by Operator at the Heliport, including, without duplication, (i) amounts received from or in respect of licenses and use agreements, such as fixed rental or fees, minimum rental or fees, rental or fees computed on the basis of sales or other criteria, additional rental or fees, escalation rental or fees, security deposits applied in payment of any rental or fees, proceeds of insurance paid in lieu of rental or fees, and payments for electricity, air conditioning and cleaning; (ii) amounts received as landing and take-off fees, aircraft handling fees, fuel fees and aircraft storage fees; (iii) the sale of goods or services provided on the Heliport by vendors or other parties pursuant to agreements with Operator (collectively, “Vendors”); and (iv) amounts received as a result of activities performed by other users of the Heliport, including but not limited to use for receptions or other special events, advertising or for photography, including without limitation, fuel sales, landing fees, take- off fees, maintenance charges, passenger and aircraft handling fees, repair charges, ticket sales, parking revenues, storage and hangar charges, receipts from merchandise, food, beverages, receipts from vending machines and public telephones, derived from any use of the Heliport.

“Hazardous Material” shall have the meaning set forth in Section 5.0l(b).

“Heliport” shall have the meaning set forth in the recitals.

“Indemnified Parties” shall have the meaning set forth in Section 5.0l(a).

“Information” shall have the meaning set forth in Section 3.03(b)(i).

“Loss or Damage” shall mean all claims, liabilities, costs and expenses of every kind or nature, including amounts paid under any State or Federal compensation law, and costs and attorneys fees incurred in the investigation, defense, or settlement of any actual or threatened legal proceeding related to personal injury or property loss or damage (including environmental loss or damage). Property loss or damage includes loss or damage to real property and improvements thereon, and personal property of any party or third persons. Personal injury includes injury to or illness or death of persons including employees of any party or third persons.

“Noise Control Code” shall have the meaning set forth in Section 8.04(a).

“Non-Operator Liability” shall have the meaning set forth in Section 4.03(a).

“NYCEDC” shall have the meaning set forth in the opening paragraph.

“Operator” shall have the meaning set forth in the opening paragraph.

“Person” shall have the meaning any individual or any entity, whether a trustee, corporation, partnership, limited liability company, limited liability partnership, joint stock company, trust, estate, unincorporated organization, business association, tribe, firm, joint venture, any federal, state, county or municipal government, or any bureau, department or agency thereof, any governmental authority, governmental instrumentality, or any fiduciary acting in such capacity on behalf of any of the foregoing.

“Permitted Persons” shall mean any Person who:

(i)    is not in default or in breach, beyond any applicable grace period, of its obligations under any written agreement with the City or NYCEDC, unless such default or breach has been waived in writing by the City or NYCEDC, as the case may be;

(ii)    has not been convicted of a felony and/or any crime involving moral turpitude in the preceding ten (10) years;

(iii)    shall not have received formal written notice from a federal, state or local governmental agency or body that such Person is currently under investigation for a felony criminal offense;

(iv)    has not received written notice of default in the payment to the City of any taxes or impositions, that have not been paid, unless such default is then being contested with due diligence in proceedings in a court or other appropriate forum;

(v)    has not, at any time in the three (3) preceding years, owned any property which, while in the ownership of such Person, was acquired by the City by in rem tax foreclosure, other than a property in which the City has released or is in the process of releasing its interest to such Person pursuant to the City Admin. Code; and

(vi)    is not controlled by a Person described in subsections (i) through (v) above.

“Representatives” shall have the meaning set forth in Section 3.03(c).

“Security Deposit” shall mean sixty thousand dollars ($60,000) which is required for the duration of the Term of the Agreement and may be in the form of a letter of credit or another format approved by Agreement Administrator. If the Security Deposit is deposited in Agreement Administrator’s escrow account, Operator shall receive interest on such account.

“State” shall mean the state of New York.

“Tourist Flight” or “Tourist Flight Operations” means an aircraft first taking off from DMH, then flying along the Authorized Routes, and then landing back at DMH.

“TSA” shall mean Transportation Security Administration.

“Term” shall have the meaning set forth in Section 2.01.

“Vehicles” shall have the meaning set forth in Section 2.04(b).

ARTICLE II

TERM; GRANT OF RIGHTS TO USE

Section 2.01    Term. The term of this Agreement (“Term”) shall commence on the date set forth in a written notice to proceed from Agreement Administrator (“Commencement Date”) and continue for one (1) year from such date unless sooner terminated in accordance with the provisions hereof (such date is hereinafter referred to as the “Expiration Date”).

(a)

Notwithstanding any language contained herein, this Agreement is terminable at will by the Commissioner or his designee in his sole and absolute discretion at any time, and such termination shall be effective immediately upon notice to Operator. The Commissioner, the City, its officers, employees and agents shall not be liable for damages to Permittee in the event that this Permit is terminated by Commissioner as provided for herein.

(b)

Operator expressly waives any and all claims for compensation, loss of profit, or refund of its investment, if any, or any other payment whatsoever, in the event this Agreement is terminated by Commissioner sooner than the fixed term because the Heliport is required for a public purpose, or because the Agreement was terminated or revoked for any reason as provided herein.

(c)

This Agreement may be suspended for any reason with written notice from Agreement Administrator. Such suspension shall be immediately effective upon the mailing, facsimile or hand delivery thereof. In the event of such notice of suspension, Operator shall not operate.

(d)

It is expressly understood by Operator that no land, building, space, improvement, or equipment is leased or otherwise conveyed to Operator. Except as herein provided, Operator has the right to occupy and operate the Heliport and to continue in possession thereof only so long as each and every term and condition in this Agreement is strictly and properly complied with and so long as this Agreement is not terminated or suspended by Commissioner or his designee.

THIS IS A SHORT-TERM REVOCABLE PERMIT, TERMINABLE AT WILL AT CITY’S OPTION. OPERATOR AGREES TO PROMPTLY VACATE THE HELIPORT UPON FIVE (5) BUSINESS DAYS’ WRITTEN NOTICE OF TERMINATION FROM CITY OR AGREEMENT ADMINISTRATOR; CITY OR AGREEMENT ADMINISTRATOR SHALL ALSO HAVE THE RIGHT TO REQUIRE OPERATOR TO VACATE THE HELIPORT IMMEDIATELY WITHOUT SUCH FIVE (5) BUSINESS DAYS’ WRITTEN NOTICE IN THE CASE OF AN EMERGENCY (TO BE DETERMINED AT THE SOLE DISCRETION OF CITY OR AGREEMENT ADMINISTRATOR). UPON SUCH TERMINATION, NO FURTHER PERMIT OR ACCESS SHALL BE GRANTED PURSUANT TO THIS PERMIT.

Section 2.02    Scope of Services. Operator shall operate the Heliport as a public use heliport and for any other purpose consistent with the terms of this Agreement, and perform or cause to be performed the services required for such operation (See Exhibit G). Operator shall manage the operations of the Heliport in a safe and efficient manner and maintain the Heliport in a clean, orderly, safe and operational condition in conformity with all applicable national safety guidelines, federal, state and local laws, rules, regulations and other requirements, including all Department of Environmental Protection (“DEP”) and FAA directives, regulations and restrictions. Operator will conduct such operations in a manner that is responsive to directives of the City and Agreement Administrator; confer with the community surrounding the Heliport and the users of the Heliport; and cooperate with the City and Agreement Administrator in resolving community complaints and concerns. Operator’s services shall include, but not be limited to, the following:

(a)	Helicopter Services. Operator shall perform the following services in connection with the operation of the Heliport:

(i)

receipt and dispatch for landings and take-offs of helicopters owned or operated by corporations, Persons or air carriers engaged in the air transportation of passengers and baggage and in connection with police, medivac, emergency or military services;

(ii)	boarding, deboarding, or transfer of such passengers and loading or unloading of baggage;

(iii)	provide access to parking spaces for employees and necessary service vehicles;

(iv)	accommodation of passengers, flight crews and baggage, including provision of associated heliport terminal services and amenities;

(v)	provide and store fuel only for incoming/outgoing helicopters operating at the Heliport, and provide storage, hangar or other parking and tie down areas for helicopters;

(vi)	accommodate, as appropriate, scheduled and nonscheduled flights on a legally non-discriminatory basis that is fair, safe and commercially reasonable;

(vii)	provide a dedicated rest area solely for pilots and crew separated from the passenger vicinity;

(viii)

provide at least one (1) staff member trained and certified by the TSA as the Airport Security Coordinator (“ASC”), according to TSA regulations. The ASC must be available during the Heliport’s operating hours;

(ix)	provide such other helicopter services as may be requested or approved in writing by the City or Agreement Administrator from time to time;

(x)

cause to be prepared and delivered monthly readings to the City Council as outlined in Exhibit C with a copy to Agreement Administrator at the following addresses: (1) to the City Council at New York City Council, City Hall, New York, NY 10007, Attn.: Chief of Staff; (2) to Agreement Administrator at NYCEDC, 1 Liberty Plaza, New York, NY 10006, Attn.: Senior Director of Aviation. Such readings shall detail (a) the number of Tourist Flight Operations conducted out of the DMH for the previous calendar month, (b) a comparison to the relevant monthly maximum number of Tourist Flight Operations set forth in Section 2.03 and (c) the number and locations of any deviations of Tourist Flight Operations from the Authorized Routes which result in flights over land or piers, including land or piers on Governors Island and Staten Island. Agreement Administrator shall commission and the Operator shall pay, within reason, for reports of compliance, to be prepared by an impartial party.

(xi)

establish and maintain a system approved by Agreement Administrator to monitor air quality on a monthly basis in the vicinity of DMH for the duration of the Term. All expenses associated with such monitoring system are to be borne by the Operator. The Operator shall deliver monthly readings to the City Council as outlined in Exhibit C with a copy to Agreement Administrator at the following addresses: (1) to the City Council at New York City Council, City Hall, New York, NY 10007, Attn.: Chief of Staff; (2) to Agreement Administrator at NYCEDC, 1 Liberty Plaza, New York, NY 10006, Attn.: Senior Director of Aviation.

(xii)

receive and analyze 311 data on a monthly basis and provide reports to Agreement Administrator and the City Council in form and substance as approved by Agreement Administrator in consultation with the City Council;

(xiii)

ensure that all flights for tour purposes leaving from or coming into DMH (i) shall not undertake any routes other than those set forth in the 2010 Helicopter Sightseeing Plan (attached hereto as Exhibit D), as modified to remove the Yankee Stadium routing and as may be further modified from time to time, (ii) shall not fly over Staten Island while conducting Tourist Flight Operations, (iii) shall not fly over Governors Island before the Tourist Flight Operations begin and after the Tourist Flight Operations end even if transitioning to and from DMH, and (iv) provided it is for tour purposes leaving from or coming into DMH, shall make best efforts, working in coordination with the air traffic control towers at Newark International Airport and LaGuardia, to fly at maximum altitudes permitted under FAA rules while en route to DMH from facilities outside New York City (the “Authorized Routes”);

(xiv)	employ technology which tracks all flights that land at the Heliport, including DMH originating flights and DMH-associated flights;

(xv)

actively research available technologies to further mitigate helicopter noise, reduce emissions, and promote fuel efficiency, and implement any such technology at DMH as it becomes commercially feasible at the sole cost and expense of the Operator, including but not limited to Stage 3 helicopters and electric vertical take-off and landing aircraft (“eVOTL”); and

(xvi)	make best efforts to prevent helicopters at DMH from idling for a period greater than ten minutes.

(b)

Maintenance and Repair Services. Subject to the requirements and conditions set forth in Article IV hereof, Operator shall maintain and repair (structurally and otherwise) and repaint as appropriate for maintenance or appearances in a good, workmanlike manner:

(i)

all paved landing areas, including maintenance and repair of the surface of the barge and pier, all exterior lights on the barge and pier, markings and striping, and all navigational aids; any changes to the exterior lighting will be subject to Agreement Administrator’s prior written approval.

(ii)	all vehicles, equipment, machinery and tools provided by the Operator; and

(iii)

the Heliport, including all Heliport grounds (including, without limitation, maintaining perimeter fences, grass cutting and removing trees and shrubs where and when necessary) and all buildings, structures and fixtures located on the Heliport including, without limitation, fuel tanks, plumbing, electrical, sprinkler, heating and air conditioning systems, signs, apparatus and equipment.

(c)

Janitorial Services. The Operator shall provide all janitorial services for the Heliport including the cleaning and removal of all waste, garbage, refuse, rubbish and litter from the site and the area within fifty (50) feet of the site. The Operator must provide adequate waste and recycling receptacles, approved by Agreement Administrator, and have these receptacles emptied on a daily basis and removed by a private carter. The Operator must comply with all City, State, and Federal recycling regulations. Rubbish removal schedules are subject to Agreement Administrator’s approval. The Operator shall keep all site signs and structures in good condition and free of graffiti.

(d)

Pest Control. The Operator shall provide regular pest control inspections and extermination. To the extent that the Operator applies pesticides to any property at the site, the Operator or any subcontractor hired by the Operator shall comply with Chapter 12 of Title 17 of the New York City Administrative Code, as may be amended from time to time.

(e)	Aviation and Other Support Functions. In a manner consistent with sound aviation operating and safety practices, Operator shall:

(i)	operate and manage aviation fuel stored at the Heliport having due regard for the operational requirements of the users of such products at the Heliport;

(ii)	operate and manage the landing pad areas for the benefit of users thereof;

(iii)	expeditiously remove or cause to be removed snow and ice, using sand or other salt substitutes, from all active landing pads, parking spaces and access ramps;

(iv)	clean and remove all foreign objects from all landing pads, ramps and parking areas;

(v)	implement customer service mechanisms as approved by Agreement Administrator;

(vi)

provide such other services, and accommodate non-aeronautical uses or other commercially reasonable uses of the Heliport, as are consistent with good heliport, heliport terminal, FAA standards (including crash, fire and rescues operations and security measures), fixed based operators, aviation facility and commercial management practices as approved by City and Agreement Administrator; and

(vii)	cooperate with Agreement Administrator and the City during special events and other unanticipated eventualities, including landing and take-offs for high level governmental officials and dignitaries.

(viii)

maintain and repair the Heliport’s fire suppression system as required by the National Fire Code, as well as provide updates to these systems and submit monitoring plans as directed by Agreement Administrator.

(f)

Improvements. Notwithstanding the terms of Article IV herein, Operator shall not design, construct, or make improvements to the Heliport during the Term except for repairs, replacements, alterations and renovations necessary for the upkeep of the Heliport.

(g)	Cooperation and Community Relations. Operator shall:

(i)

confer with the City and the Agreement Administrator when requested and attend meetings with City and/or Agreement Administrator officials and other persons as reasonably requested by the City and/or Agreement Administrator to discuss matters relating to the Heliport;

(ii)	confer and co-operate as required with representatives of the communities affected by Heliport operations, including issues involving noise complaints, and provide mechanisms for addressing same; and

(iii)

upon receipt of written request from Agreement Administrator, and at the Operator’s sole cost and expense, Operator shall deliver to Agreement Administrator data regarding the electricity consumed in the operation of the Heliport (the “Energy Data”) for purposes of regulatory compliance, manual and automated benchmarking, energy management, building environmental performance labeling and other related purposes, including but not limited, to the U.S. Environmental Protection Agency’s Energy Star rating system and other energy benchmarking systems. The Operator shall use commercially reasonable efforts to utilize automated data transmittal services offered by utility companies to access the Energy Data.

(h)

Flight Tracking. In accordance with Section 2.02 (a)(xiii), Operator shall provide flight tracking reports, prepared by an authorized impartial party, to Agreement Administrator at 1 Liberty Plaza, New York, NY 10006, Attn.: Senior Director of Aviation, and The New York City Council (“City Council”) at City Hall, New York, NY 10007, Attn.: Chief of Staff by the tenth (10th) day of each month during the Term of this Agreement which format, as may be amended from time to time, is approved by Agreement Administrator and include but not be limited to: (a) aircraft flight track data within a 30-mile radius around LGA (with coverage between MMU and FRG) breaking down flights by date/time, tail numbers, and aircraft owner, (b) a comparison to the relevant monthly maximum number of flight operations set forth in Section 2.03 and (c) the number and locations of any deviations of Tourist Flight Operations from the Authorized Routes (noted on the Helicopter Sightseeing Plan) which result in flights over land or piers, including land or piers on Governors Island and Staten Island. Agreement Administrator shall commission and the Operator shall pay for all Flight Tracking Reports and related services;

(i)

Noise Mitigation. In accordance with Section 2.02(a)(xiv), Operator shall require noise mitigation through techniques further described in Exhibit E entitled “Noise Mitigation and Other Issue Procedures”.

(j)

Air Quality Monitoring. In accordance with Section 2.02(a)(xi), Operator, at its own expense, will hire an unbiased industry consultant with relevant expertise to review and evaluate current air quality at the site including but not limited to implementing air quality tracking, analysis, and reporting, as approved by Agreement Administrator.

(k)

City Capital Projects. The Operator shall cooperate with Agreement Administrator and City agencies should capital projects, whose footprint overlaps with that of the Heliport’s, have already begun or will begin construction during the Term of the Agreement. If such capital projects should disrupt operations, the Operator will work with Agreement Administrator and the City to mitigate revenue loss as is possible.

Section 2.03    Right to Operate.

(a)

The City grants Operator the exclusive right to operate Heliport as a public use heliport in accordance with the provisions of this Agreement. Operator acknowledges that this Agreement does not convey or transfer a real property interest, but rather shall be deemed to be an agreement by the City to allow Operator to enter and operate facilities on the Heliport to perform the services that are the subject of this Agreement.

(b)

Subject to the provisions of this Agreement, Operator shall have the exclusive right and duty to manage, direct and control the Heliport without interference by nongovernmental third parties; provided, that Operator shall not enter into any contracts or other agreements relating to the Heliport that extend past the Term of this Agreement. All such agreements must be terminable upon a twenty-five (25) day notice period.

(c)	Operator shall not unlawfully discriminate against any person or entity in the operation of the Heliport.

(d)

The City or Agreement Administrator may prelude certain types of helicopters during certain hours of operation. Operator acknowledges that the hours of operation of DMH for take-offs and landings shall be limited as follows unless otherwise modified by the City:

(i)	Monday through Friday to 7:00 a.m. to 10:00 p.m.; Tourist Flights from 9:00 a.m. to 7:00 p.m. only;

(ii)	Saturdays from 7:00 a.m. to 7:00 p.m.; Tourist Flights from 9:00 a.m. to 7:00 p.m. only; Tourist Flight Operations shall not exceed three hundred Tourist Flight Operations on any Saturday; and

(iii)	Sundays from 7:00 a.m. to 5:00 p.m.; no Tourist Flights

Notwithstanding the above, DMH may be used for emergency landings and take- offs at any time. Emergency landings and take-off shall be those (i) used by any emergency service of any level of government (e.g., police, fire, military), (ii) used for time-critical medical treatment purposes, (iii) used in addressing any conditions where a threat to human life or safety or damage to property is present or imminent, or (iv) by operators experiencing in-flight mechanical difficulties.

(e)	Tourist Flights shall not exceed 29,650 flights per year.

(f)	The City reserves the right to reduce the maximum number of Tourist Flight Operations by an additional 50% for any or all of the remainder of the Term if:

(i)	Tourist Flight Operations in any given month exceed the level for that month set forth in this Section; or

(ii)

on more than five occasions, other than in cases of emergency, Tourist Flight Operations cross over land or piers, including those lands or piers on Governors Island or Staten Island, and are documented as having done so by an independent professional commissioned by the Agreement Administrator and paid for by the Operator.

Upon each additional occurrence of the facts set forth in subparagraph (i) or (ii) above, pursuant to the terms herein, the City shall have the right to reduce the then maximum number of Tourist Flight Operations by an additional 50%.

Section 2.04   Limitations on Grant.

(a)	The grant of rights in Section 2.03 is specifically subject to all of the following:

(i)

Property Encumbrances. Any rights to perform services on the Heliport are encumbered by encroachments, tenants, licensees, or other occupancies at the Heliport on the Commencement Date. Neither the City nor Agreement Administrator is obligated to take any action to remove the same, unless such encumbrance restricts the ability of the Heliport to reasonably function in accordance with the terms of this Agreement.

(ii)

Ancillary Agreements. Operator may not enter into any agreements that permit a third party to use or operate any portion of the Heliport, or provide a fee discount to a third party, through consultant agreements, side letters, and the like, (each, an “Ancillary Agreement”) except by written consent of Agreement Administrator or the City, which may be granted at their sole discretion and shall not be unreasonably withheld. Operator may, subject to the conditions below, with prior written notice to Agreement Administrator, enter into Ancillary Agreements relating to the Heliport with aviation fuel providers, helicopter owners or operators, aircraft maintenance service providers, or others directly involved in the providing of services at the Heliport. In all cases, such signed Ancillary Agreements:

(A)

shall be subordinate and subject to the terms and conditions of this Agreement and shall not extend past the Term of this Agreement and must be terminable upon the earlier of twenty-five (25) days’ notice or termination notice given under Section 2.01(a);

(B)	shall not purport to license, lease or convey any real property interest in the Heliport;

(C)	shall provide for insurance and indemnification of the City and Agreement Administrator to the same extent as provided under this Agreement;

(D)	shall not relieve Operator of any obligations or duties imposed on it by this Agreement; and

(E)	copies thereof shall be provided to Agreement Administrator at least ten (10) business days before the commencement of their term.

Operator agrees that it will cause all such persons and parties to become familiar with such rules and policies prior to entering upon the Heliport.

(iii)

Security Plans. Operator shall operate the Heliport according to a security plan approved by Agreement Administrator, which security plan shall be consistent with industry best practices and all applicable Federal, State, and local laws and regulations, and which security plan may be amended from time to time in accordance with changes in such industry best practices and laws and regulations, including those of the United States Department of Homeland Security. City and Agreement Administrator reserves the right to inspect the Heliport during business hours in order to ensure the Operator’s compliance with its security manual and plan.

(iv)	Discount Policies. Operator shall prepare formal written discount policies, including the basis for such discounts. Such discount policies shall be uniformly applied to all carriers.

(v)	Disputes with Parties to Ancillary Agreements. Operator shall not unlawfully discriminate against any parties to Ancillary Agreements.

(b)	Traffic and Access Limitations. Operator acknowledges and agrees to comply with the following limitations and restrictions on motor vehicle traffic and access in and to the Heliport:

(i)

ingress and egress of all motor vehicles (hereinafter, “Vehicles”) to the Heliport shall be through the gate on the service road east of the FDR Drive and must comply with the traffic parameters as set forth in the EAS.

(ii)

Agreement Administrator, at its sole discretion, may require Operator to comply with reasonable additional Vehicle traffic and access limitations in order to accommodate use of said service road. Operator acknowledges that the City, or any State or Federal agency may impose additional measures that delay or divert Vehicle traffic in the immediate vicinity of the Heliport.

(c)

Right to Inspect/Repair. Inspectors from Agreement Administrator and the City will visit the Heliport unannounced to inspect operations and ensure proper maintenance of the Heliport. Based upon their inspections, Agreement Administrator and/or the City may issue directives regarding deficiencies which must be rectified in a timely manner as determined by the Agreement Administrator. Agreement Administrator may enter the Heliport and correct any deficiencies (including repairs) and deduct the cost of same from the Security Deposit. Operator shall pay the Agreement Administrator an additional one thousand dollar ($1,000) administrative fee, in addition to the Security Deposit, for each deficiency that the Agreement Administrator is required to rectify. Continued occurrence of such deficiencies (as determined solely by Agreement Administrator) shall constitute an Event of Default under Article VII of the Agreement. The Agreement Administrator and the City reserves the right to enter the Heliport to inspect and/or make repairs to the piles and decking. Except for gross negligence, inspection of the Heliport by Agreement Administrator and/or the City shall not give rise to any liability-based claim by Operator against the Agreement Administrator and/or the City.

(d)

Advertisement. The Operator is prohibited from placing advertisements on the site without first obtaining Agreement Administrator’s approval. Any and all signage is subject to Agreement Administrator’s approval and all applicable rules and regulations.

(e)	Marketing. Operator must obtain the prior written approval of the City and Agreement Administrator prior to entering into any marketing or sponsorship agreement.

(f)

Vending Machines. The Operator may, with Agreement Administrator’s approval, install, operate and maintain three vending machines - one for the sale of snacks and one for the sale of carbonated beverages inside the terminal building and one additional snack vending machine outside the terminal building.

(g)

Tobacco. The selling and/or advertisement of cigarettes, cigars, electronic cigarettes, other tobacco products, or non-tobacco smoking products are strictly prohibited. Smoking of any tobacco product, non-tobacco smoking products, or the use of electronic cigarettes is strictly prohibited at the Heliport.

(h)

Notice of Surrounding Work. To the extent that the City and/or Agreement Administrator have advance notice, the City and/or Agreement Administrator will make reasonable efforts to provide reasonable advance notice to Operator of any construction or other work including but not limited to the anticipated Financial District Coastal Resiliency Project, on the FDR overpass or other area immediately surrounding the Heliport that may interfere with Heliport operations.

(i)	City Use. The City shall have the right to use the facility for non-aeronautical uses during non-operating hours, under specific circumstances, and with short-term notice.

(j)

Rules, Regulations and Policies. Operator agrees to comply and cause its employees and agents to comply with all laws, rules, regulations, and orders set forth herein, and to comply with all laws, rules, regulations and orders of any City, State or Federal agency or governmental entity having jurisdiction over operations of this Agreement, the Heliport and/or Operator’s use and occupation thereof.

ARTICLE III

FEES AND PAYMENTS

Section 3.01    Administrative Fee and Payment. In consideration for the performance of operation services hereunder, the Operator shall have the sole and exclusive right to collect all revenue derived from its operation of the Heliport and the duty to pay an administrative fee in the amount of $5,000.00 per month (“Administrative Fee”) to the Agreement Administrator in the following manner:

(a)

The Administrative Fee shall be paid in equal installments on the first day of every month during the Term of this Agreement starting on the Commencement Date. If the Commencement Date occurs on a date which is other than the first day of a calendar month, the Administrative Fee shall be pro-rated and such amount paid with the next payment being the full monthly installment on the next first day of the calendar month. Such payment shall be due without notice until the Term expires.

(b)

Security Deposit. Operator shall provide Agreement Administrator with a Security Deposit for the duration of the Agreement. Agreement Administrator may draw down on the Security Deposit for any non-payment or late payment of the Administrative Fee. The Operator shall replenish any draw down funds within thirty (30) days of any draw down detailed in the Agreement. Failure of Operator to replenish the Security Deposit within thirty (30) days of any draw down detailed in the Agreement shall constitute an Event of Default.

(c)	Payment Due Dates. If any payment under this Agreement is due on a holiday, Saturday or Sunday, the payment shall be made on the first business day following the holiday, Saturday or Sunday.

(d)	Late Payment Penalty. If Operator fails to remit the Administrative Fee in full by the date due interest shall accrue on any unpaid amounts at five percent (5%) per annum.

(e)

Form of Payment. The Administrative Fee and other payments due from Operator shall be paid in lawful money of the United States by check or wire transfer, accepted subject to collection, and payable to the order of Agreement Administrator, or such other entity as is designated in writing by Agreement Administrator.

(f)	Payment Address. All payments of the Administrative Fee and other payments due from Operator to Agreement Administrator shall be directed to:

NYCEDC

One Liberty Plaza, 14th Floor

New York, NY 10006

Attn: Downtown Heliport Agreement Administrator

or at such other location as Agreement Administrator may from time to time designate by written notice.

(g)

No Billing Required. No invoices for the fees or payments described in Article III need be issued by the Agreement Administrator. Operator will submit all payments in respect thereof to Agreement Administrator together with the supporting documentation outlined herein.

(h)

Pro-rated Payments. If for any reason this Agreement is terminated or expires prior to any of the foregoing payment dates, Operator shall pay Agreement Administrator the accrued amount up to the date of termination of any Administrative Fee or other required payment not then paid or due. Such payment, in the case of the Administrative Fee, shall be pro-rated based on the number of business days elapsed in the monthly period in which such termination occurs.

Section 3.02    Other Payment Obligations.

(a)

Assessments. Operator shall promptly pay any Administrative Fee or other charges, properly levied or assessed against the Heliport, the operation of the Heliport, or against Operator by virtue of Operator’s use or operation of the Heliport; provided, however, that this Section 3.02(a) shall not obligate Operator to pay any property taxes or special assessments levied or assessed against the Heliport.

(b)

Utilities, Maintenance and Service. Operator must provide and pay for all utilities including all sewer charges and for all water, gas, heat and electricity (including impressed current for barge maintenance) consumed and used in the Heliport, and Operator, at its sole cost and expense, shall maintain and repair all meters and procure all permits, agreements, approvals and licenses necessary to effectuate this provision, and shall provide and pay for all services necessary or convenient for the upkeep or operation of the Heliport, including but not limited to garbage removal, vermin extermination, cleaning, fuel storage and supply, and maintenance and repair of all ground surface, storage tanks and hangars.

Section 3.03    Accounting and Activity Reporting.

(a)

Monthly Reporting. Operator shall submit monthly Gross Receipts and operating statements to Agreement Administrator by the tenth (10th) day of the month following each month during the Term of this Agreement in a format and with sufficient details as determined by Agreement Administrator.

(b)	Books and Records.

(i)

During the Term of this Agreement, Operator shall keep at the Heliport or a convenient location in Manhattan, NY in original or duplicate, full, complete and accurate books of accounts, and full, complete and accurate records of Gross Receipts as aforesaid, including daily sales and receipts, correspondence, disks, receipts, vouchers and any written agreements entered into by Operator with carriers and other users of the Heliport including accurate hourly records of helicopter movements (collectively, the “Information”) under this Agreement, which Information shall be collected and maintained in accordance with generally accepted accounting principles to show in detail, to the reasonable satisfaction of Agreement Administrator, the Gross Receipts from sales made and services rendered on, in and about the Heliport. Operator, at its own expense, shall preserve such Information for a period of six years or such longer period required under State or Federal laws and regulations.

(ii)

The City, Agreement Administrator and the Comptroller of the City of New York (“Comptroller”) shall have the right at any time during business hours to examine said accounts and records and to make copies thereof, and Operator shall cooperate fully and aid in any examination or audit thereof. All transactions shall be registered and recorded in accordance with industry standard computerized sales recording devices, and the items thereof shall be posted daily on books of accounts and records that Agreement Administrator shall consider adequate to reveal the true, correct and entire business conducted on, in or from the Heliport.

(c)

Confidential Information. Operator agrees that in the course of preparing the statements referred to above, and the City and Agreement Administrator agree that in the course of analyzing the statements, the parties will treat confidentially all information and documents, including passenger manifests, furnished by helicopter owners, operators, and air carriers utilizing the Heliport subject to applicable law (such information and documents being collectively referred to as “Confidential Information”). The Operator and the City and Agreement Administrator agrees that each of them respectively will use the Confidential Information solely for the purposes described in this section, and that neither party will use the Confidential Information in any way detrimental to, or to competitive disadvantage of the other party. Operator and the City and Agreement Administrator further agree that such information will be kept confidential (i) by the Agreement Administrator, their respective directors, officials, employees, agents, consultants, and independent contractors and (ii) by Operator and its Affiliates, members, directors, officers, employees, counsel and other representatives (all such persons and entities being collectively referred to as “Representatives”) and that, except as may be necessary for the enforcement of the City’s rights under this Agreement, neither the parties nor their Representatives will use, publish, divulge, disclose or allow to be disclosed the Confidential Information to any person, firm or entity whatsoever unless the other party consents in writing to the disclosure of such information or a court or other tribunal of competent jurisdiction orders such disclosure or it is otherwise required by applicable law, including but not limited to any Freedom of Information Laws. The City and/or Agreement Administrator agree to inform Operator of any requests they receive for any of the Confidential Information made pursuant to any Freedom of Information Law and to provide Operator with the opportunity to seek an appropriate order preventing the disclosure of any of the Confidential Information prior to making such disclosure. This Section 3.03 (c) shall not apply to the Comptroller or any other authorized auditor nor prevent disclosure by the Comptroller or any other authorized auditor of any information derived from audits of this Agreement.

(d)	Certificate and Auditing.

(i)

Operator shall provide (A) quarterly operating statements for the operations of the Heliport (including the monthly Gross Receipts for that quarter), within 30 days after the end of each fiscal quarter, (B) annual audited statements of Gross Receipts, including revenue categories, segregated from any statements prepared for its parent or other Affiliates, by the ninetieth (90th) day after the end of Operator’s fiscal year, and (C) officer’s certificates certifying as to the accuracy of the information and calculations submitted as part of the revenue documentation described herein. Such quarterly and annual statements shall be in a format and with sufficient details as determined by Agreement Administrator, and shall include accounting statements showing the basis for the Gross Receipts calculation (including unresolved billing disputes and credit memos), which shall be supported by reasonably detailed written documentation supporting such calculation.

(ii)

Operator shall bear the cost of the preparation and delivery of required operating statements and financial statements and of any auditing. Auditor’s certifications shall be submitted to Agreement Administrator with the annual financial statements at the earlier of the end of one year from the Commencement Date or at the termination or expiration of this Agreement.

(iii)

Operator shall prepare and provide to Agreement Administrator on or about the end of eachmonth activity report, which shall include the date of service, the type of service, the fee charged, the number of passengers, dates and fees received for non-aeronautical events and uses and any other relevant information in a form and with sufficient details as approved by Agreement Administrator.

(iv)

The Operator must maintain a revenue control system to ensure the accurate and complete recording of all revenues in a form and manner acceptable to the City and Agreement Administrator. All fees, fares, prices and any subsequent increases must be approved in advance by Agreement Administrator. Operator shall provide Agreement Administrator with all information reasonably necessary for Agreement Administrator to make a determination as to the appropriateness of the proposed increase. Increases to fees, fares, or prices shall be considered approved by Agreement Administrator twenty (20) days after receipt of a notice of said increase by Agreement Administrator, unless Operator is otherwise notified that Agreement Administrator objects to such increase. Notwithstanding the foregoing, Operator may increase, on a non- discriminatory basis, the fees it charges for fuel without prior approval from Agreement Administrator, provided that the total increases in said fees together aggregate an increase of less than 25% of the fee (the “Base Fee”) charged by the Operator on the Commencement Date. Prior approval of the Agreement Administrator, in the manner set forth above in this Section 3.03(d)(iv), shall be required for increases in said fees totaling in the aggregate an amount equal to or greater than 25% of the Base Fee. Upon approval by Agreement Administrator of said increase, such increased fee shall be considered the Base Fee. Each subsequent 25% aggregate increase over the Base Fee will be subject to the approval requirements detailed above in this section 3.03(d)(iv).

ARTICLE IV

MAINTENANCE

Section 4.01   Management, Operation and Maintenance. Operator hereby agrees to manage, operate and maintain the Heliport as provided in Section 2.02, Exhibit B and as further set forth herein.

Section 4.02   Maintenance of Heliport and Equipment.

(a)

General. Operator shall be responsible for operation, inspection, maintenance and repair costs for the landing surface, terminal facilities, and other fixtures on the Heliport, as more specifically set forth in Section 2.02(b) hereof. Operator’s obligation to maintain the Heliport shall continue until the Expiration Date. The foregoing notwithstanding, nothing herein shall require Operator to make any repairs, alterations or renovations to the substructure of the decking over the East River, which shall remain the responsibility of the City. The Operator shall cooperate with the City and grant access to the City for all repairs and maintenance to the decking.

(b)

Role of Agreement Administrator. Operator shall provide written notice to Agreement Administrator within twenty-four (24) hours of any significant Loss or Damage to the landing surfaces, buildings or other fixtures at the Heliport. Agreement Administrator shall be the sole judge, acting in its reasonable discretion, to reasonably require the amount and quality of repairs, maintenance and painting required to restore the Heliport to substantially the same extent and quality as existing before the Loss or Damage. Agreement Administrator retains the right, on notice to Operator, to inspect or have inspected such Loss or Damage to the Heliport. Copies of all physical inspection reports produced by or for Operator in connection with such Loss or Damage shall be promptly sent to Agreement Administrator upon Agreement Administrator’s written request. Under no circumstances shall Agreement Administrator be obligated to maintain or repair the Heliport, apart from obligations in paragraph (c) below relating to the substructure of the decking, at any time. Agreement Administrator shall use reasonable endeavors to alert New York State Department of Transportation or the appropriate public agency as to any concerns raised by Operator that the structural underpinning or physical condition of the FDR Drive has deteriorated significantly or has otherwise become unsafe and requires repair or other remedy.

(c)

Decking. If Agreement Administrator or the Operator determine that the use of the decking over the East River constituting a part of the Heliport is unsafe, based on a report by an Agreement Administrator-approved professional consultant, because of spalling of concrete pilings, corrosion of metal pilings, or any other cause, then Agreement Administrator or Operator, as the case may be, may notify the other party of such determination, and thereupon Operator shall cease using the decking and, upon the request of Agreement Administrator, shall install fencing along the bulkhead to prevent access to the decking. Nothing herein shall require Operator to make any repairs, alterations or renovations to the substructure of the decking over the East River constituting a part of the Heliport. Agreement Administrator has retained a consultant to provide an inspection report of the condition of the decking and concrete pilings.

Section 4.03    Condition of Heliport.

(a)

Operator acknowledges that it has inspected the condition of the Heliport and conducted due diligence to its satisfaction prior to signing this Agreement. Operator acknowledges and agrees that its rights to operate the Heliport are granted hereunder on an “as is/where is” basis and Operator shall be responsible for the condition of the Heliport as of the Commencement Date, provided, however, that this assumption of responsibility by Operator shall not serve as the basis for the imposition of environmental liability against Operator for conditions identified in the EAS (“Non-Operator Liability”). Neither Agreement Administrator nor the City has made or makes any representation or warranty as to the condition of the Heliport or its suitability for any particular use or as to any other matter affecting this Agreement. Operator is prohibited from selling, salvaging, demolishing or removing any part of the Heliport, including but not limited to the decking, without the prior written consent of Agreement Administrator.

(b)

The EAS shall serve as a baseline for determining any liability of the Operator for environmental contamination on a going forward basis. Operator shall not be liable for any penalty, assessment or fine issued by any government agency or office nor for any claim or civil action which may be presented or initiated by any agency or officer of the Federal, State or local governments based in whole upon pre-existing environmental contamination identified in the EAS. Operator shall not be liable for any remediation costs for such pre-existing contamination identified in the EAS. Further, upon termination of this Agreement, Operator shall not be responsible for remediation of any environmental condition or form of contamination that is identified in the EAS.

Section 4.04    Repairs, Alterations and Renovations. –

(a)	Intentionally Deleted

(b)	Intentionally Deleted

(c)

Agreement Administrator and the City make no representations regarding the adequacy of current site utilities. The Operator must connect to and/or upgrade any existing utility service or create a new utility system, and obtain the appropriate permits and approvals for same. The Operator must pay for any and all utility costs for the concession during the term of the Agreement, including all water and sewer charges that the DEP may assess.

(d)	The Operator must comply with all City, state and federal requirements to provide safe and accessible facilities, including for persons with disabilities.

(e)

All repairs, renovations, replacements and alterations shall become the property of the City upon installation at the option of the City. Notwithstanding the foregoing, and subject only to limited use exceptions set forth elsewhere in this Agreement, such repair, renovation or alteration shall be subject to Operator’s exclusive control and duty to maintain, repair or replace until this Agreement expires or is terminated.. Neither Agreement Administrator nor the City shall be liable to any contractor or materialman for any repairs, replacements, renovations or alterations made to the Heliport.

(f)

Operator, at its expense, and as a part of the repairs, replacements, renovations and alterations shall supply and install at the Heliport, the equipment and materials reasonably necessary for use of Operator in the operation of the Heliport, it being understood and agreed that to the extent that this equipment and material becomes an integral part of the Heliport, it shall, at the option of the City, become and at all times remain the sole property of the City.

(g)

Operator, at its expense, and as a part of the repair, renovations and alterations may, with the prior written consent of Agreement Administrator, make any alterations or renovations to the Heliport that, in its opinion, are required or desirable to conduct its operations provided they are below $250,000.00.

(h)

Operator shall obtain the prior written approval from Agreement Administrator for the selection, design and implementation of any material improvements (i.e. the cost of which exceeds ten thousand dollars ($10,000)) to the Heliport, including without limitation, appurtenances to the Heliport, repairs, replacements, alterations and renovations to the Heliport, operating equipment, security equipment and signage, and shall respond to any objections to design, cost or selection which may be raised by Agreement Administrator and modify the plans or re-bid the work as ultimately agreed to by Agreement Administrator. Operator acknowledges that consistent with Section 4.04(e), repairs, replacements, renovations, alterations, materials and equipment installation, shall become the property of the City, at the option of the City, and shall be administered on its behalf by Agreement Administrator or Agreement Administrator’s permitted assignee hereunder, and further that neither Agreement Administrator nor the City shall be liable to any contractor or material man for any repairs, renovations, replacements or alterations made to the Heliport.

(i)

Upon the Expiration Date, Operator shall restore the Heliport to its condition as of the Commencement Date (other than with respect to repairs, renovations, replacements or alterations that have become the property of the City or other improvements approved by Agreement Administrator pursuant to this Section 4.04), at Operator’s sole cost and expense, to the reasonable satisfaction of Agreement Administrator. In the event Operator fails or neglects to do so, Agreement Administrator and the City shall have the right to remove any structures and improvements and effect restoration of the Heliport or any part thereof at the sole cost and expense of Operator. Agreement Administrator may draw down on the Security Deposit to enforce this paragraph 4.04(i).

(j)	Upon reasonable notice to the Operator, Agreement Administrator reserves the right to enter the Heliport to make mutually agreed upon capital improvements to the Heliport.

(k)	Intentionally Deleted

Section 4.05    Procurement of Bids, Services and Goods.

(a)

Independent Contractor. Operator agrees to enter into, or cause to be entered into, all contracts for goods or services in connection with the Heliport independently and not as agent of Agreement Administrator or the City. During the Term of this Agreement, Operator shall manage and operate the Heliport as an independent contractor for the City.

(b)

Permitted Persons. Operator may only enter into any contract with a Permitted Person with respect to the Heliport. If Operator believes that a party to a potential contract may not be a Permitted Person, Operator shall notify the Agreement Administrator and Agreement Administrator shall make a determination of same within thirty (30) days of such request by Operator provided the appropriate and requested documentation reasonably needed to make the determination is provided with the request.

(c)

Approval of Subcontractors. All contractors, subcontractors and consultants of the Operator must be pre-approved by Agreement Administrator, and if required, be qualified under all NYC Fire Department certifications. Operator shall ensure that all its proposed contractors, subcontractors, consultants, and subconsultants whose aggregate value of during the past twelve-month period equals or exceeds one hundred thousand dollars ($100,000) enroll in the Mayor’s Office of Contract Services’ Procurement and Sourcing Solutions Portal (PASSPort).

Section 4.06    Hazardous Materials. Operator shall take all actions legally permissible to prevent the transportation or storage of any Hazardous Materials (as defined in Section 5.01(b)), at, on or through the Heliport without the prior written approval of Agreement Administrator. Without limiting the foregoing, any transporting or storage of Hazardous Materials at, on or through the Heliport by Operator shall be subject to the conditions that: (i) no Hazardous Materials shall be stored on the Heliport; (ii) Operator shall take steps consistent with those taken on its other aviation properties to prevent the use, handling, transport, disposal or release of Hazardous Materials by unauthorized persons; (iii) if permitted by Agreement Administrator, all handling of Hazardous Materials at the Heliport shall be performed in compliance with all applicable laws and regulations. In the event of any release of Hazardous Materials occurring on any segment of the Heliport from storage facilities and regardless of the cause of such release, Operator at its sole expense shall immediately: (a) make any and all reports required by Federal, State or local authorities, and submit copies of such reports to Agreement Administrator; (b) advise both the owner/shipper and Agreement Administrator of the Hazardous Materials released and their location; and (c) arrange for and perform or cause the performance of any appropriate response action in connection with any release of Hazardous Materials from the Heliport, in accordance with all Federal, State, or local laws, rules or regulatory requirements, provided, however, that the foregoing shall in no way limit Operator’s ability to seek recovery from any responsible third parties of the costs incurred by Operator.

Section 4.07    Personnel. Operator shall employ at the Heliport a sufficient number of personnel capable of managing and maintaining the Heliport, which at a minimum shall be at levels described in Exhibit B. Such personnel shall be screened by Operator before hiring and shall be employed, disciplined, discharged, promoted, and directed in the performance of their duties solely by Operator. Operator shall negotiate and obtain any necessary labor agreements covering its employees at the Heliport.

(a)

Subject to the limitations contained in the relevant collective bargaining agreement, or applicable laws, rules and regulations, Agreement Administrator shall have the right to require the removal of any employee from the Heliport whose conduct shall not reasonably satisfy Agreement Administrator. In addition, Operator hereby expressly agrees to inform Agreement Administrator immediately, in writing, upon the occurrence of any event at the Heliport that involves a security-related matter (e.g., trespass, property damage, or criminal activity reported to a law enforcement agency).

(b)

Operator shall have sole discretion to select individuals and entities for the performance of its services at the Heliport; however, all such individuals and entities are subject to Agreement Administrator’s approval. Operator shall confer with Agreement Administrator in its selection of any temporary or permanent general manager for the Heliport (“General Manager”). The selection of General Manager is subject to Agreement Administrator’s approval. Operator shall only employ, use or contract with qualified individuals who are fit for duty and who meet the applicable requirements, if any, of any regulatory and/or administrative agency. Operator will ensure that its employees, agents, contractors and subcontractors comply with all laws and regulations promulgated by the FAA, New York State Department of Transportation (“NYSDOT”), New York City Department of Transportation (“NYCDOT”), TSA and other regulatory and/or administrative agencies, including regulations relating to drug/alcohol testing, equipment safety, and Hazardous Materials.

Section 4.08    No Discrimination. Operator covenants that it will not violate any laws concerning discrimination, including but not limited to Title VII of the Civil Rights Act of 1964, Age Discrimination in Employment Act, as amended, Americans With Disabilities Act, Section 1981 of the Civil Rights Act of 1870, Section 1983 or 1985 of the Civil Rights Act of 1871, Equal Pay Act, Executive Order 11246, Rehabilitation Act of 1993, Vietnam-Era Veterans’ Readjustment Assistance Act, Immigration Reform and Control Act of 1985, the New York State Human Rights Law, the New York City Human Rights or Civil Rights Law, Executive Order 50 or any other Federal, State or local laws, statutes, regulations, ordinances or orders concerning discrimination (the “Discrimination Laws”). Operator further covenants to require any subcontractor to comply with the Discrimination Laws. Operator shall post conspicuously employment non-discrimination notices at the Heliport. In all advertisements for employment at the Heliport, Operator shall state expressly that it is an equal opportunity employer.

Section 4.09    Prohibition on Liens.

(a)

Operator shall not create, cause to be created or allow to exist (i) any lien, encumbrance or charge upon the Heliport or any part thereof, (ii) any lien, encumbrance or charge upon any assets of, or funds appropriated to, Agreement Administrator or the City, or (iii) any other matter or thing whereby the estate, rights or interest of Agreement Administrator or City in and to the Heliport or any part thereof might be impaired. If any mechanic’s, laborer’s, vendor’s, materialman’s or similar statutory lien is filed against the Heliport or any part thereof, or if any public improvement lien is created, or caused or suffered to be created by Operator shall be filed against any assets of, or funds appropriated to, the City or Agreement Administrator, then Operator shall within thirty (30) days after receipt of notice of the filing of such mechanic’s laborer’s, vendor’s, materialman’s or similar statutory lien or public improvement lien, cause it to be vacated or discharged of record by payment, deposit, bond, order of court of competent jurisdiction or otherwise, subject to Operator’s right to dispute the validity of the lien, as addressed in Subsection (b) below.

(b)

Should Operator elect to dispute the validity of any such lien or charge placed, filed or recorded against the Heliport, in lieu of canceling or discharging the same, Operator (i) shall furnish to Agreement Administrator a bond or bonds in connection therewith in such form and amount as shall be approved by Agreement Administrator and (ii) shall bring an appropriate proceeding to discharge such lien and shall prosecute such proceeding with diligence and continuity; except that if, despite Operator’s effort is to seek discharge of the lien, Agreement Administrator believes such lien is about to be foreclosed and so notifies Operator, Operator shall immediately cause such lien to be discharged as of record or Agreement Administrator may use the bond or other security (including the Security Deposit) furnished by Operator in order to discharge the lien.

Section 4.10    Prohibition on Security Interests. Operator shall not pledge as security for any loan any of the assets or interests in the Heliport, including any revenue derived from the operation of the Heliport without the prior written consent of the City.

Section 4.11    Access. Operator shall permit inspection of the Heliport by agents, employees, consultants and representatives of the City and/or the Agreement Administrator and shall permit inspection thereof by or on behalf of prospective future operators or occupants.

Section 4.12    Delegation. The City or Agreement Administrator may delegate its rights and obligations hereunder to its Affiliate or other successor entity.

ARTICLE V

INDEMNIFICATION AND CASUALTY

Section 5.01    Indemnification.

(a)

Operator shall defend, indemnify, reimburse and hold harmless the City and Agreement Administrator, and their respective officers, directors, agents, members, representatives and employees (collectively the “Indemnified Parties”) from and against any and all liabilities, claims, demands, penalties, fines, settlements, damages, costs, expenses and judgments of whatever kind or nature or unknown, contingent or otherwise:

(i)

arising from Loss or Damage to the extent said Loss or Damage is the result of any act(s) or omission(s) of Operator, or of Operator’s employees, guests, contractors, subcontractors, representatives or agents occurring on the Heliport or on roads or other accesses that adjoin the Heliport, or arising out of or as a result of actions taken by Operator pursuant to this Agreement or operations conducted on the Heliport,

(ii)

arising from Loss or Damage out of the use, non-use, possession, occupation, alteration, condition, operation, maintenance or management of the Heliport or of any street, plaza, sidewalk, curb, vault, passageway, body of water or space comprising a part thereof or any street, sidewalk, vault or curb adjacent thereto, or other area for which the City, as owner of the Heliport, is responsible under the law,

(iii)

relating to or arising from any and all liens and encumbrances which may be filed or recorded against the Heliport or any public improvement lien filed against any funds of the City or Agreement Administrator as a result of actions taken by or on behalf of Operator, its contractors, subcontractors, agents, representatives, employees, guests or invitees, with respect to the Heliport, or

(iv)

arising out of, or resulting from the presence, storage, transportation, disposal, or release of any Hazardous Materials (as hereinafter defined) over, under, in, on, from or affecting the Heliport during the Term of this Agreement, to the extent said presence, disposal, or release is the result of any act(s) or omission(s) of Operator or Operator’s employees, guests, contractors, subcontractors, representatives or agents.

(b)

Definitions. “Hazardous Materials” means (i) any “hazardous waste” as defined under the Resource Conservation and Recovery Act, 42 U.S.C. Section 9601 et seq, or (ii) “hazardous substance” as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., or (iii) “hazardous materials” as defined under the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., or (iv) “hazardous waste” as defined under New York Environmental Conservation Law Section 27- 0901 et seq., or (v) “hazardous substance” as defined under the Clean Water Act, 33 U.S.C. Section 1321 et seq., or (vi) “Petroleum” as defined in N.Y. Environmental Conservation Law §15.0514, and any regulations promulgated thereunder, each as it may be in effect from time to time, or (vii) asbestos, or (viii) polychlorinated biphenyls. The provisions of this Section 5.01 shall survive the Expiration Date or other termination hereof.

(c)

Response to Claims. Each party shall provide written notice to the other party of the receipt of any notice of any claim or threatened claim, and provide to the other party a copy of the notice, any additional or other documents provided by the person making the claim, and any response to the claim. For any claim under this Section 5.01, Operator shall have the duty to defend or respond to any claim, and to take all actions required by applicable law, ordinance or governmental rule, regulation or order to respond to any such claim or the events leading to such a claim, all at its sole and exclusive cost. Subject to taking all actions necessary to maintain any applicable privilege, Operator shall promptly provide the City and Agreement Administrator with a copy of all studies, expert reports, and other documents related to such claim, and shall consult with the City and Agreement Administrator concerning any response. The City and Agreement Administrator may be represented at their own expense in a proceeding related to the claim by counsel or other representative, and Operator (and its agents, consultants and counsel) shall cooperate with the City and Agreement Administrator regarding such participation.

Section 5.02    Reporting of Accident/Incidents. In addition to notifying the appropriate police and other agencies, Operator shall report to Agreement Administrator any FAA reportable Accident/Incident or crime which arises in connection with the Heliport within twenty four (24) hours of such Accident/Incident. Operator will comply with all rules and regulations issued by the FAA and other agencies concerning the reporting of Accidents/Incidents.

ARTICLE VI

INSURANCE

Section 6.01    Liability Insurance.

(a)

The Operator shall, at all times throughout the Term, provide and keep in force (x) Aviation Liability Insurance and (y) Commercial General Liability Insurance covering the operations of the Operator at or near the Heliport, including the operation of mobile equipment and any other tools or equipment that is the responsibility of the operator, against liability for bodily injury, death and property damage, including the Heliport and all sidewalks adjoining or appurtenant to the Heliport. The City and Agreement Administrator shall be listed as an additional named insureds on the Aviation Liability Insurance policies and as additional insureds for ongoing and completed operations (with coverage no narrower than that provided under ISO endorsement CG 20 2604 13 and CG 20 37 04 13) on the Commercial General Liability Policies. Such additional insured status shall apply on a primary and non-contributory basis. The Aviation Liability Insurance and Commercial General Liability Insurance shall each have limits applicable exclusively to operations under this Agreement of fifty million dollars ($50,000,000) per occurrence and fifty million dollars ($50,000,000) aggregate, which may be obtained through a combination of primary and excess policies. If such insurance contains an aggregate limit, it shall apply separately to the operations and activities undertaken pursuant to this Agreement (“per project” or “per location”). All such insurance shall include the following protection:

(i)

Commercial General Liability covering typical, industry-standard aviation operation exposures including Hangar Keeper’s Liability and War Risk Liability applicable to Commercial General Liability. Hangar Keeper’s Liability limits shall be at least equivalent to the value of the aircraft while parked or stored on-site;

(ii)

broad form liability, including (A) blanket contractual liability (covering the indemnification provisions assumed by the Operator hereunder, including bodily injury to employees or others assumed by the Operator under contract), which insurance shall cover all costs, expenses and/or liability (including, without limitation, attorneys’ fees and disbursements) arising out of or based upon any and all claims, accidents, injuries and damages required to be insured against hereunder), (B) personal injury and advertising injury liability, (C) premises medical payments, (D) host liquor liability, (E) fire legal liability on real property, (F) broad form property damage liability, including completed operations, (G) incidental medical malpractice, (H) non-owned watercraft liability, (I) world-wide territory, (J) additional interests insured, (K) extended bodily injury coverage, and (L) automatic coverage on newly-acquired entities;

(iii)	Host Liquor liability

(A)

in the event the Operator shall serve alcohol at the Heliport or in or about any of the aircraft itself, the Operator shall carry or cause to be carried liquor law liability insurance, and such insurance shall be effective prior to the commencement of any such service of alcohol and continue throughout such operations;

(iv)	products and completed operations;

(v)	independent contractors;

(vi)	blanket automatic contractual liability to include bodily injury to employees of others assumed by the Operator;

(vii)	water damage legal liability shall not be excluded;

(viii)	waterfront activities shall not be excluded;

(ix)	endorsement acknowledging aviation facility operations on the Heliport;

(x)	terrorism coverage; and

(xi)	XCU coverage.

(b)

The Operator shall, at all times throughout the Term, provide and keep in force Automobile Liability Insurance for all owned, non-owned, leased, rented and/or hired vehicles insuring against liability for bodily injury and death and for property damage in an amount as may from time to time be reasonably determined by the Agreement Administrator but not less than two million dollars ($2,000,000) combined single limit per accident.

(c)

The Operator shall maintain or cause to be maintained Hull & Machinery coverage for physical loss of damage or destruction to the vessel and its equipment, engines and machinery for all vessels using the pier/barge at the Heliport, as applicable.

(d)

The Operator shall maintain or cause to be maintained (and such evidence of insurance provided therewith), coverage for property damage to the aircraft while on-site or in motion which falls outside of the standard Hangar Keeper’s Liability policy. Limits of insurance shall not be less than the total replacement value of such aircraft.

Section 6.02    Pollution Insurance. The Operator shall, at all times throughout the Term, provide and keep in force Pollution Legal Liability coverage with limits no less than ten million dollars ($10,000,000) per occurrence and ten million dollars ($10,000,000) aggregate or such higher amount as the Agreement Administrator may require following completion of the final design of the proposed fuel facility. If such insurance contains an aggregate limit, it shall apply separately to the operations and activities undertaken pursuant to this Agreement. Such insurance shall name the Operator as first named insured and the City and Agreement Administrator as additional insureds on a primary and non-contributory basis, including coverage of Loss or Damage arising from (1) investigation, removal, clean-up costs, remediation, monitoring or response action, to the extent required by environmental laws and any repair, replacement or restoration of real or personal property to substantially the same condition it was in prior to any of the forgoing activities; (2) orders, decrees, directives, injunctions or judgments by any governmental authority; (3) third party claims for bodily injury (including without limitation medical monitoring) and property damage (including, without limitation, natural resource damages); and (4) business interruption; in each case, to the extent such Loss or Damage relate to Pollution Conditions. “Pollution Conditions” as used herein means the discharge, dispersal, migration, release or escape of any hazardous materials into or upon land, or any structure on land, subsurface, soils, sediments, the atmosphere or any watercourse or body of water, including groundwater, whether caused by a third party (including without limitation remediation contractors or consultants), an act of war or terrorism or otherwise, in each case, on, at, under, or migrating to or from, the Heliport.

Section 6.03    Property Insurance. The Operator shall, at all times throughout the Term, provide and keep in force comprehensive “All Risk” of direct physical loss or damage, insurance covering the Heliport, including, without limitation, coverage for loss or damage by acts of terrorism, water, flood, subsidence and earthquake (excluding, at the Operator’s option, from such coverage normal settling only) and for all buildings, structures, equipment and fixtures in or upon the Heliport in an amount not less than the full replacement cost of such property, without factoring for any coinsurance clauses or depreciation Such insurance, shall cover the interests of both the City and Agreement Administrator and the Operator in such property via a Loss Payee Endorsement, shall be valued at full replacement cost value, and shall include the following types of coverage: Automatic Coverage; Building Ordinance Coverage; Business Income; Civil & Military Authority; Debris Removal; Decontamination Costs; Demolition and Increased Cost of Construction; Earth Movement; Extended Period of Liability; Extra Expense; Adjustment and Claim Expense; Flood; Ingress/Egress; On Premises Services; Property Damage; Service Interruption Property Damage; Service Interruption Time Element; Soft Costs; Terrorism; Business Interruption covering, at the least, the Administrative Fee payments payable by Operator under this Agreement; and Time Element Interdependency.

Section 6.04    Builders’ Risk Insurance. As applicable, the Operator shall provide and keep in force during any construction activities a Builders’ Risk Insurance policy covering all risks in completed value form. Such policy shall cover the total value of the Improvements, as well as the value of any equipment, supplies and/or material that may be in storage (on or off the Heliport) or in transit. The policy shall cover the cost of removing debris, including demolition as may be legally necessary by the operation of any law, ordinance or regulation, and for loss or damage to any owned, borrowed, leased or rented capital equipment, tools, including tools of their agents and employees, staging towers and forms, and property of the City or Agreement Administrator held in their care, custody and/or control. Such policy shall name the City and the Agreement Administrator and the Operator as insureds. The Builders’ Risk Insurance policy shall contain the following endorsements.

(i)	The City, the Agreement Administrator and the Operator shall be named as loss payees in order of precedence, as their interest may appear; and

(ii)	In the event the loss occurs at the Heliport, the policy shall permit occupancy without the consent of the insurance company; and

(iii)

In the event that the insurance policy has been issued by a mutual insurance company, the following language shall be included: “Neither the City of New York nor the New York City Economic Development Corporation is liable for any premium or assessment under this policy of insurance. The first named insured is solely liable therefor.”

Section 6.05    Workers’ Compensation , Employers Liability, Disability Benefits. The Operator shall, at all times throughout the Term, provide and keep in force workers’ compensation and disability coverage providing statutory New York State benefits for all persons employed by the Operator at or in connection with the Heliport and employer’s liability insurance in an amount not less than $1,000,000 bodily injury by accident, each accident; $1,000,000 bodily injury by disease-each employee; and $1,000,000 bodily injury by disease-policy limit; and shall include maritime employer’s liability and United States Longshore & Harbor Workers Compensation Act (“USL&H”), as applicable, required by New York State law.

Section 6.06    Employment Practices Liability Including Third-Party Coverage. The Operator shall, at all times throughout the term, provide and keep in force Employment Practices Liability insurance including coverage for claims arising out of third-parties, in an amount not less than $1,000,000 each claim and $1,000,000 annual aggregate. If coverage is written on a claims- made basis, the retroactive date must not be earlier than the effective date of this Agreement.

Section 6.07    Deductibles. The insurance required in Sections 6.01, 6.02, 6.03, and 6.04 shall contain no deductibles in excess of twenty five thousand dollars ($25,000) per occurrence or claim (as applicable) for all policies except automobile, which may have not more than a ten thousand dollar ($10,000) deductible, unless otherwise specifically approved in each instance by Agreement Administrator.

Section 6.08    Other and Additional Insurance. Operator shall obtain policies with higher limits or carry such additional insurance coverage as the City or Agreement Administrator may reasonably require from time to time and to execute and deliver any additional instruments and to do or cause to be done all acts and things that may be requested by the City or Agreement Administrator to insure the City and Agreement Administrator properly and fully against all damage and loss as herein provided for and to effectuate and carry out the intents and purposes of this Agreement. Should other or additional types of insurance or clauses be procured, Operator shall furnish new certificates and policies on demand of City or Agreement Administrator.

Section 6.09    Insurance Policy Requirements.

(i)

All insurance provided by the Operator as required hereunder shall name the Operator as named insured and the City and Agreement Administrator as additional named insureds, additional insureds, and loss payees to the extent, where applicable, of their respective insurable interests in the Heliport and shall be primary with respect to any other coverage which the City and Agreement Administrator may obtain.

(ii)

The liability insurance policies shall specifically state that it is issued “in accordance with the Agreement dated as of May 1, 2023 between The City Of New York acting by and through the New York City Department of Small Business Services and Firstflight Heliports, LLC D/B/A Saker Aviation Services”.

(iii)

All insurance must be provided by companies that are authorized to issue such policies by the New York State Department of Insurance and have an A.M. Best rating of at least A- / VII or better by A.M. Best Company acceptable to the Agreement Administrator unless prior written approval is obtained from the Agreement Administrator.

(iv)	All policies shall provide coverage from certified and non-certified terrorism.

(v)

Each policy of insurance required to be obtained by the Operator as herein provided shall contain to the extent obtainable and whether or not an additional premium shall be required in connection therewith (i) a provision that no act or omission or negligence of the Operator or any other named insured or violation of warranties, declarations or conditions by the Operator or any other named insured shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained, (ii) an agreement by the insurer that such policy shall not be cancelled or modified without at least thirty (30) days prior written notice to the City and Agreement Administrator, (iii) an agreement that the coverage afforded by the insurance policy shall not be affected by the performance of any work in or about the Heliport or the occupation or use of the Heliport by the Operator for purposes more hazardous than those permitted by the terms of such policy, (iv) a waiver by the insurer of any claim for insurance premiums against the City or Agreement Administrator or any named insured other than the Operator, and (v) a waiver of subrogation by the insurer of any right to recover the amount of any loss resulting from the negligence of the Operator, the City, the Agreement Administrator, their agents, employees or licensees.

Section 6.10     Premiums: Evidence of Insurance. All policies referred to in this Agreement shall be procured by the Operator at no expense to the City or Agreement Administrator. Duplicate originals of such policies or, to the extent that such duplicate originals cannot be obtained, certificates of insurance with respect to such policies together with copies of such policies shall be delivered to the Agreement Administrator promptly upon receipt from the insurance company or companies, together with proof satisfactory to the Agreement Administrator that the then current installment of the premiums thereon have been paid; provided, that the City and Agreement Administrator shall not, by reason of custody of such policies, be deemed to have knowledge of the contents thereof and no claim will be asserted or prosecuted that such custody or access, or action or inaction by the City or Agreement Administrator with knowledge thereof or othe1wise, is a waiver of any rights of the City or Agreement Administrator hereunder or a defense to any default or obligation of cooperation. New or renewal binders and policies to provide coverages or replace policies expiring during the Term, or duplicate originals thereof or certificates of insurance with respect thereto, together with copies of such policies (where available), shall be delivered as aforesaid within ten (10) days of the Operator’s receipt, together with proof satisfactory to the Agreement Administrator that the then current installment of the premiums thereon have been paid by the date required by the insurance company. Premiums on policies shall not be financed in any manner whereby the lender, on default or otherwise, shall have the right or privilege of surrendering or canceling the policies or reducing the amount of loss payable thereunder, unless agreed to by the City or Agreement Administrator; provided, however, that premiums may be paid in installments.

Section 6.11    Cooperation. The Operator and the City and Agreement Administrator shall cooperate in the collection of any insurance moneys that may be due in the event of loss. The Operator shall execute and deliver such proofs of loss and other instruments as may be required for the purpose of obtaining the recovery of any such insurance moneys. When submitting a notice to an insurer regarding an occurrence, loss or claim under any policy, the Operator shall specify, to the extent necessary under such policy, that such notice is being made on behalf of the City and Agreement Administrator as well as itself, and shall thereafter provide the City and Agreement Administrator, upon demand, with any response or other correspondence received by it from the insurer regarding such notice, occurrence, loss or claim.

Section 6.12    Additional Policies of Personal Liability Insurance. The Operator shall not carry separate insurance (other than personal injury liability insurance) concurrent in form or contributing in the event of loss with that required by this Agreement to be furnished by the Operator, unless the City and Agreement Administrator are included therein as additional named insureds, additional insureds or loss payees, as appropriate. The Operator promptly shall notify the City and Agreement Administrator of the carrying of any such separate insurance and shall cause the policies therefor or duplicate originals thereof or certificates of insurance with respect thereto together with copies of such policies to be delivered as required in this Agreement.

Section 6.13    Claims under Property Insurance or Builder’s Risk Insurance. As applicable, in the event the City sustains a loss as an insured or loss payee under the Property Insurance or Builder’s Risk Insurance policies, the Operator shall provide the insurers with all notices on a timely basis, take all other actions necessary or appropriate to protect the interests of the City, and provide the City and Agreement Administrator with all relevant documentation. The City and Agreement Administrator shall have the right, at the City and/or Agreement Administrator’s election, to control the prosecution and adjustment of any such claim and in the course of such prosecution and adjustment. The Operator shall execute all agreements the City and/or Agreement Administrator may request pursuant to this Section 6.13.

Section 6.14    Compliance with Requirements of Insurance Carriers. The Operator shall not violate or permit to be violated any of the conditions or provisions of any insurance policy required hereunder, and the Operator shall so perform and satisfy or cause to be performed and satisfied the requirements of the companies writing such policies so that at all times companies of good standing, reasonably satisfactory to the City and Agreement Administrator, shall be willing to write and continue such insurance.

Section 6.15    Liability Insurance on an “Occurrence” Basis. All liability insurance required to be provided and kept in force by the Operator under this Agreement, except for Employment Practices Liability, shall be written on an “Occurrence” basis; provided, however, that if (i) a basis other than such “Occurrence” basis shall be adopted throughout the insurance industry and (ii) such other basis shall be accepted by the operators of competitive heliports, then the Operator may provide and keep in force liability insurance written on such other basis reasonably satisfactory to the City and Agreement Administrator.

Section 6.16   Property Insurance Proceeds. All proceeds from the Property Insurance shall be applied, in the first instance, to satisfy the Operator’s obligation to pay the City or Agreement Administrator under this Agreement (if not otherwise satisfied by the Operator), and shall otherwise be applied to restore the Heliport or compensate the City or Agreement Administrator for its Loss or Damage.

Section 6.17   Failure to Procure or Maintain Required Insurance. If the Operator fails or refuses to procure or maintain insurance as required by this Agreement or fails upon request or refuses to furnish the City and Agreement Administrator with required proof that the insurance has been procured and is in force and paid for, the City and Agreement Administrator shall have the right, at the City and Agreement Administrator’s election, to procure and maintain such insurance, and pay premiums thereon, without further notice to the Operator, and the Operator shall be liable for all premiums and other costs incurred.

Section 6.18   The City Rights under Insurance Purchased by Third Parties. In all circumstances relating to operations at the Heliport where a third party (including without limitation contractors or subcontractors of the Operator) is obligated to name the Operator as additional named insured, additional insured and/or loss payee under any insurance policy, the Operator shall, for all such policies, (a) obligate such third person to likewise name the City and Agreement Administrator as additional named insureds, additional insureds or loss payees to the extent where applicable, (b) take all reasonable measures to assure that the City and Agreement Administrator are named accordingly, (c) provide the Agreement Administrator upon demand with access to all Certificates of Insurance evidencing such insurance (including the City and Agreement Administrator’ coverage thereunder), (d) when it submits any notice to an insurer regarding an occurrence, loss or claim under such policy, specify, to the extent necessary under such policy, that such notice is being made on behalf of the City and Agreement Administrator as well as the Operator, and (e) provide the Agreement Administrator, upon demand, with any response or other correspondence received by it from the insurer regarding such notice, occurrence, loss or claim.

Section 6.19    Minimum Levels of Insurance Purchased by Certain Third Parties. The Operator shall obligate each of its contractors (and any such contractor’s subcontractors) that operate, maintain or service any fuel tanks or fuel distribution systems on the Heliport to provide contractor’s pollution liability insurance protecting itself, the Operator and the City and Agreement Administrator in an amount no less than five million dollars ($5,000,000) per occurrence and five million dollars ($5,000,000) aggregate or such higher amount as the Agreement Administrator may require following completion of the final design of the proposed fuel facility.

Section 6.20   Relationship between Insurance and Indemnification. The obligations of the Operator under Article V shall not be affected in any way by the absence in any case of covering insurance (whether or not required under this Article VI) or by the failure or refusal of any insurance carrier to perform any obligation on its part under insurance policies affecting the Heliport.

Section 6.21   Insurance Primary and Non-Contributory. All insurance required under this Article VI shall be primary and non-contributing with regard to both the City and Agreement Administrator and neither the City nor Agreement Administrator will be called upon to contribute to a loss that would otherwise be payable by Operator or Operator’s insurer.

Section 6.22    Operator’s Continuing Liability. Notwithstanding compliance with these insurance provisions, Operator shall be, continue and remain liable for any uninsured destruction, loss or damage resulting from Operator’s breach of the covenants of this Agreement. In the event of any such loss or damage for which Operator becomes liable as aforesaid, Operator shall, at its sole cost and expense, promptly repair or replace the property so lost or damaged in accordance with plans and specifications approved by Agreement Administrator; provided however, that such plans and designs shall be substantially identical to the original design of the applicable property. Notwithstanding the foregoing, Agreement Administrator and the City, at their sole discretion, may elect to receive either the actual cash value of the damages or request Operator to rebuild the property to its original condition and design

Section 6.23   Self-Insurance Program. There shall be no self-insurance program, including a self-insurance retention, with regard to any insurance required unless approved in writing by Agreement Administrator.

ARTICLE VII

TERMINATION

Section 7.01    Events of Default. The occurrence of any of the following shall constitute an event of default (“Event of Default”) under this Agreement:

(a)

Operator fails to remit the Administrative Fee or any portion thereof or other payments to Agreement Administrator when due and such failure shall continue for a period of ten (10) days after notice thereof from City and/or Agreement Administrator to Operator;

(b)	Operator fails to perform any covenant or agreement under this Agreement;

(c)	Operator fails to comply with any applicable Federal, State or local safety standards and regulations, or any Environmental Laws with regard to the Heliport;

(d)	Operator abandons the Heliport operation or any part thereof;

(e)

Operator makes an assignment of this Agreement to another Person without the City’s prior written consent (other than in accordance with Section 9.10), or assignment of this Agreement for the benefit of its creditors;

(f)	Operator fails to perform substantially all the services as expressly provided under this Agreement;

(g)	Operator fails to maintain a drug testing program, including random testing as required by the FAA or any other authority with jurisdiction;

(h)

Operator fails to maintain or cause to be maintained the insurance required to be maintained by Operator pursuant to Article VI, and such failure continues for five (5) business days after written notice;Operator shall file a voluntary petition under the present or any future federal bankruptcy code or any other present or future Federal, state or other bankruptcy or insolvency statute or law and such petition shall not be withdrawn within sixty (60) days after the filing thereof, or if such petition shall be filed against Operator and an order for relief shall be entered, or if Operator shall file a petition or an answer seeking, consenting to or acquiescing in, any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy code or any other present or future federal, state or other bankruptcy or insolvency statute or law and such petition shall not be withdrawn within sixty (60) days of the filing thereof, or shall seek, or consent to, or acquiesce in, or suffer the appointment of, any trustee, receiver, custodian, assignee, sequestrator, liquidator or other similar official of Operator, or any part of, Operator’s interest in any properties including the Heliport or any agreements Operator has entered into for or in respect of, the Heliport, or if Operator shall take any partnership or corporate action in furtherance of any action described in this paragraph without written consent of the City or Agreement Administrator.

Section 7.02    Expiration. In addition to City’s right to terminate this Agreement under Section 7.03 and notwithstanding any other provision of this Agreement:

(a)

Upon the Expiration Date, Operator shall vacate the Heliport. In the event that Operator abandons the Heliport or permits the same to become vacant during the Term of this Agreement, this Agreement shall terminate upon the date of such abandonment or vacatur as fully and completely as if that were the date originally set in this Agreement for such termination. Nothing herein contained shall be construed to prevent the City or Agreement Administrator from maintaining an action for damages against Operator by reason of such abandonment or vacatur. In the event that Operator so abandons the Heliport, Operator shall be liable for any and all damages to City resulting therefrom, including, without limitation, reasonable attorney’s fees, and any other monies paid or incurred by City or Agreement Administrator, for service of process, marshal’s fees, and all other costs incurred in summary proceedings and the like.

(b)

In the event that Operator tenders any partial payments of Administrative Fee or any additional charges to Agreement Administrator for a period subsequent to the Expiration Date, the same shall under no circumstances be construed to create or revive any right on the part of Operator to perform services under this Agreement.

(c)

In the event that Operator leaves any of its property including, without limitation, trade fixtures, in or upon the Heliport after the Expiration Date, Agreement Administrator may dispose of same and charge Operator for the cost of such disposal, or keep the property as abandoned property.

Section 7.03    Remedies. The City may terminate this Agreement if the Operator fails to cure an Event of Default pursuant to the terms prescribed above and if no time is specified, the City may terminate the same if failure to cure shall continue for a period of thirty (30) days after written notice thereof to Operator specifying such failure unless such failure requires work to be performed, acts to be done, or conditions to be removed which cannot, by their nature, reasonably be performed, done or removed within such thirty (30) day period, in which case no Event of Default shall be deemed to exist as long as Operator shall have commenced curing the same within the thirty (30) day period and shall diligently and continuously prosecute the same to completion within a reasonable period which shall not exceed sixty (60) days after Operator’s initial notice, provided however, if any such failure occurs twice within a twelve (12) month period, the same shall be an immediate Event of Default with no cure period permitted. If this Agreement is terminated under this Article VII, Operator shall immediately cease performing all obligations under this Agreement upon the termination date specified in the notice of termination and vacate the Heliport pursuant to section 7.02(a). If the Operator fails to cease operations and vacate the Heliport on the date specified in the notice of termination, Operator shall forfeit the full amount of the Security Deposit to Agreement Administrator. The provisions of this Article VII are in addition to and not a limitation of any other right or remedy the City or Agreement Administrator may have under this Agreement, at law or equity, or otherwise. Failure to give notice of an Event of Default, or to terminate this Agreement for failure to timely cure an Event of Default, shall not constitute a waiver of any right afforded under this Agreement, nor shall any such failure constitute an approval of or acquiescence in any default, except as may be specifically agreed to in writing. Termination, whether for convenience or cause, shall not give rise to any cause of action against the City or Agreement Administrator.

Section 7.04    Condemnation. If the Heliport is subject to a condemnation proceeding started during the Term of this Agreement, this Agreement shall be deemed to have terminated thirty (30) days before the start of such proceeding and Operator will not be entitled to any part of any award therein.

ARTICLE VIII

COMPLIANCE WITH LAW, VENUE AND APPLICABLE LAW

Section 8.01    Compliance with Law.

(a)

Operator covenants that it will comply, solely at its cost and expense, with all laws, ordinances, orders, requirements, rules and regulations (whether imposed upon Operator, Agreement Administrator or the City) of any and all administrations, departments, bureaus and boards of Federal, State and city authorities having jurisdiction over the Heliport and the slips, or water adjacent to the Heliport, and/or over the use, occupancy and maintenance thereof, including, without limitation, Environmental Laws and laws relating to Federal aviation, homeland security and transportation rules and regulations; sanitation, fire code, and environmental quality; equal opportunity employment; and Federal, State and municipal tax and withholding laws, except to the extent any such law, ordinance or regulation is preempted by State or Federal law (collectively, referred to as the “Laws”). If steps are taken to enforce any law, ordinance, or regulation relating to the safety of any persons or property located in the vicinity of the Heliport, and Operator in good faith believes such law, ordinance or regulation is preempted, the parties agree to meet promptly and Operator will take such measures that will adequately address any legitimate safety concerns.

(b)

Operator shall, at its own expense, procure from all governmental authorities having jurisdiction over the operations of Operator hereunder and shall maintain in full force and effect throughout the Term of this Agreement all licenses, certificates, permits or other authorizations which may be necessary for the conduct of such operations.

(c)

The obligation of Operator to comply with governmental requirements is provided herein for the purpose of assuring proper safeguards for the protection of persons and property on the Heliport. Such provision is not to be construed as an admission by City that such requirements are applicable to it.

(d)

The parties shall, during the Term of this Agreement, for one another’s information, deliver to one another, promptly after receipt of any notice, warning, violation, order to comply or other document in respect of the enforcement of any laws, ordinances, and governmental rules, regulations and orders, a true copy of the same.

(e)

Operator shall furnish to Agreement Administrator upon its written request copies of any studies or tests conducted to achieve or determine compliance with laws, ordinances and governmental rules, regulations and orders during the Term of this Agreement.

(f)

Operator shall notify Agreement Administrator promptly of any inspections of the Heliport by the municipal authorities (including the Department of Transportation), and whenever possible, shall notify Agreement Administrator in advance of any scheduled inspections so that a representative of Agreement Administrator may be present. Operator shall deliver copies of any violations to Agreement Administrator within five (5) days of receipt.

(g)

Operator shall furnish to Agreement Administrator on a monthly basis a copy of all such applicable documents received or generated within the previous month, including, without limitation, any studies, reports, permits, tests, documents required to be filed with FAA, or other findings performed or otherwise conducted in accordance with and/or to achieve or determine compliance with laws, ordinances and governmental rules, regulations and orders during the Term of this Agreement.

Section 8.02    Governing Law; Waiver of Trial by Jury; Venue. This Agreement will be performed in the State of New York and the parties consent to its interpretation according to the law of the State of New York. The parties agree to be subject to and hereby irrevocably consent to personal jurisdiction in the Supreme Court of New York State in New York County or the Federal Courts in the Southern District of New York in connection with any action, suit or proceeding arising out of this Agreement. To extent permitted by law, the parties shall waive trial by jury in any action or proceeding or counterclaim brought on any matter whatsoever arising out of or in any way connected with this Agreement, or the use or occupation of the Heliport. This provision shall survive the expiration or earlier termination of this Agreement.

Section 8.03    Governmental Approval. This Agreement does not grant authority for any operation or use that may require any permit or approval. Operator shall, at its own cost and expense, initiate by appropriate notice, application or petition and thereafter diligently and in good faith prosecute proceedings for the procurement of all necessary and appropriate consents, approvals, or authorizations (or exemptions therefrom) from any governmental agency for the sanction of this Agreement and the activities to be carried on by Operator hereunder. Such compliance includes, but is not limited to, any required review, permit, license or approval by the FAA or the New York City Department of Small Business Services (“DSBS”), and/or any other applicable governmental entity.

Section 8.04    Noise Control; Nuisance.

(a)

Operator shall comply with all of the rules, regulations, conditions, directives arising out the terms and conditions of this Agreement (including without limitation the procedures pertaining to Exhibit E entitled “Noise Mitigation and Other Issue Procedures”) and 24.201 et. et. seq. of the Administrative Code of the City of New York (the “Noise Control Code”). Operator shall not permit or cause to be permitted, operated, conducted, constructed or manufactured on the Heliport devices and activities (“Devices and Activities”) that would cause a violation of the Noise Control Code.

(b)

Operator shall not permit or cause to be permitted, operated, conducted, constructed or manufactured on the Heliport Devices and Activities that would cause a private or public nuisance; provided, however, that nothing herein precludes Operator from taking the position that any action alleging private or public nuisance is preempted by Federal law.

(c)

Any such Devices and Activities shall incorporate advances in the art of noise control developed for the kind and level of noise emitted or produced by such devices or activities in accordance with the regulations issued by the Department of Environmental Protection of the City of New York, or its successor.

Section 8.05    Weight Control. Operator must comply with the pier/barge load restrictions as depicted in Exhibit J, which sets forth the maximum load per square foot for the decking/barge. The maximum single weight and skid or carriage therefore that may be accommodated thereon shall not cause stresses which are greater than normal design stresses for all elements of the decking nor cause lateral thrusts which will endanger the bulkhead wall inshore of the decking. Operator shall submit calculations for review and the load shall be approved by Agreement Administrator. Agreement Administrator may reduce the permitted load as structural and sub- structural conditions change as Agreement Administrator in its sole discretion shall determine, provided that if such reduction in permitted load materially interferes with Operator’s operation of the Heliport .

Section 8.06    Investigation.

(a)

Cooperation. The parties to this Agreement agree to cooperate fully with any investigation, audit, or inquiry conducted by a State or City governmental agency or authority that is empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath, or conducted by the Inspector General of a governmental agency that is a party in interest to the transaction, submitted bid, submitted proposal, contract, permit, lease or license that is the subject of the investigation, audit or inquiry.

(b)	Refusal to Testify.

(i)

If any person has been advised that his or her statement, and any information from such statement, will not be used against him or her in any subsequent criminal proceeding and still refuses to testify before a grand jury or other governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath concerning the award of or performance under any transaction, agreement, lease, agreement, contract or license entered into with the City, the State or any political subdivision or public authority thereof, or any local development organization within the City, or any public benefit corporation organized under the laws of the State, then Operator may be subject to a hearing or penalties as set forth in paragraphs (c) and (d) herein or;

(ii)

If any person refuses to testify for a reason other than the assertion of his or her privilege against self incrimination in an investigation, audit or inquiry conducted by a City or State governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to take testimony under oath, or by the Inspector General of the governmental agency that is a party in interest in, and is seeking testimony concerning the award of, or the performance under, any transaction, agreement, lease, permit, contract or license entered into with the City, the State, or any political subdivision thereof or any local development corporation within the City, then Operator may be subject to a hearing or penalties as set forth in Sections (c) and (d) herein.

(c)	Hearing.

(i)

The Commissioner of DSBS (the “Commissioner”) or the agency head whose agency is a party in interest to the transaction, submitted bid, submitted proposal, contract, lease, permit or license may convene a hearing, upon not less than five (5) days’ written notice to the parties involved to determine if any penalties should attach for the failure of a person to testify.

(ii)

If any non-governmental party to the hearing requests an adjournment, the Commissioner or the agency head who convened the hearing may, upon granting the adjournment, suspend any contract, lease, permit or license pending the final determination pursuant to paragraph (e) below without the City incurring any penalty or damages for delay or otherwise.

(d)	Penalties. The penalties that may attach after the final determination by Agreement Administrator or Commissioner may include, but shall not exceed:

(i)

The disqualification for a period not to exceed five (5) years from the date of any adverse determination for any person or any entity of which such person was a member, shareholder, officer, director, employee or agent at the time the testimony was sought, from submitting bids for, or transacting business with, or entering into or obtaining any contract, lease, permit or license with or from the City; and/or

(ii)

The cancellation or termination of any and all existing City contracts, leases, permits or licenses that the refusal to testify concerns and that have not been assigned as permitted under this Agreement, nor the proceeds of which pledged to an unaffiliated and unrelated institutional lender for fair value prior to the issuance of the notice scheduling the hearing, without the City incurring any penalty or damages on account of such cancellation or termination; monies lawfully due for goods delivered, work done, rentals, or fees accrued prior to the cancellation or termination shall be paid by the City.

(e)

Final Determination. The Commissioner or agency head shall consider or address in reaching his or her determination and in assessing an appropriate penalty the factors in paragraphs (i) and (ii) below. He or she may also consider, if relevant and appropriate, the criteria established in paragraphs (iii) and (iv) below, in addition to any other information which may be relevant and appropriate.

(i)

The party’s good faith endeavors or lack thereof to cooperate, fully and faithfully with any governmental investigation or audit including, but not limited to the discipline, discharge, or disassociation of any person failing to testify, the production of accurate and complete books and records, and the forthcoming testimony of all other members, agents, assignees or fiduciaries whose testimony is sought.

(ii)

The relationship of the person who refused to testify to any entity that is a party to the hearing, including, but not limited to, whether the person whose testimony is sought has an ownership interest in the entity and/or the degree of authority and responsibility the person has within the entity.

(iii)	The nexus of the testimony sought to the subject entity and its contracts, leases, permits or licenses with the City.

(iv)	The effect a penalty may have on an unaffiliated and unrelated party or entity that has a significant interest in an entity subject to penalties under

(d)

above, provided that the party or entity has given actual notice to the Commissioner or agency head upon the acquisition of the interest, or at the hearing called for in (c) above gives notice and proves that such interest was previously acquired. Under either circumstance the party or entity must present evidence at the hearing demonstrating the adverse impact such a penalty would have on such person or entity.

(f)	Definitions Used in This Section 8.06.

(i)	The term “license” or “permit” as used in this Section 8.06 shall be defined as a license, permit, franchise or concession not granted as a matter of right.

(ii)

The term “person” as used in this Section 8.06 shall be defined as any natural person doing business alone or associated with another person or entity as a partner, director, officer, principal or employee.

(iii)

The term “entity” as used in this Section 8.06 shall be defined as any firm, partnership, corporation, association or person that receives monies, benefits, licenses, leases or permits from or through the City or otherwise transacts business with the City.

(iv)	The term “member” as used in this Section 8.06 shall be defined as any person associated with any other person or entity as a partner, director, officer, principal or employee.

(g)

In addition to and notwithstanding any other provision of this Agreement, the Commissioner or the agency head may, at his or her discretion, terminate this Agreement upon twenty four (24) hours’ written notice in the event Operator fails to promptly report in writing to the Commissioner of Investigation of the City of New York any solicitation of money, goods, requests for future employment or other benefit or thing of value, by or on behalf of any employee of the City, Agreement Administrator, or other person, firm, corporation or entity for any purpose which may be related to the procurement or obtaining of this Agreement by Operator, or affecting the performance of this Agreement.

Section 8.07    Review and Approval. The granting of this Agreement is subject to the applicable government review and approval process including, but not limited to, approval of Operator based upon the information provided in either the required Business Disclosure Statement or the required Business Entity Questionnaire and the Principal Questionnaire, whichever is applicable. The aforementioned documents have been completed by Operator and submitted to City prior to or upon execution of this Agreement. In the event, subsequent to the execution of this Agreement, approval is not granted by the applicable authority, this Agreement shall be terminated upon twenty-four (24) hours’ notice to Operator.

Section 8.08    Conflict of Interest. Operator warrants and represents that no officer, agent, employee or representative of the City or Agreement Administrator has received any payment or other consideration for the granting of this Agreement and that no officer, agent, employee or representative of the City or Agreement Administrator has any interest, directly or indirectly in Operator, this Agreement, or the proceeds thereof. Operator acknowledges that the City and Agreement Administrator is relying on the warranty and representation contained in this Section

8.08 and that the City would not enter into this Agreement absent the same. It is specifically agreed that, in the event the facts hereby warranted and represented prove, in the opinion of the City or Agreement Administrator, to be incorrect, the City shall have the right to terminate this Agreement upon twenty-four (24) hours’ notice to Operator and to rescind this transaction in all respects.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.01    No Assurances as to Volume. Operator acknowledges and agrees that the City and Agreement Administrator have not made any representations or assurances with respect to the volume of business which Operator will or may have in the exercise of the rights granted herein during the Term of this Agreement.

Section 9.02    Security. Operator is solely responsible for 24 hour security of the Heliport and its operation. Operator shall to the best of its ability ensure that the Heliport and its operations are secure and shall coordinate with other users of the Heliport to ensure the overall security of the Heliport. Nothing in the foregoing shall be construed to limit any right City police, investigators or other law enforcement persons may otherwise have to enter the Heliport at any time for official purposes in the exercise of their public duties, including but not limited to investigations, searches, inspections and examinations.

Section 9.03    Binding Effect. Subject to the specific restrictions and limitations set forth in other provisions herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors, lessees, assign, grantees, and legal representatives, but no sale, assignment, mortgage, grant, or lease by Operator of any interest or right given it under this Agreement shall be valid or binding without the prior written consent of the City, except for assignments made pursuant to Section 9.10 hereof.

Section 9.04    Beneficiaries. This Agreement and each and every provision hereof are for the exclusive benefit of the City, the Agreement Administrator and Operator and not for the benefit of any third party. Nothing herein contained shall be taken as creating or increasing any right in any third person to recover by way of damages or otherwise against either of the parties hereto.

Section 9.05    Waivers and Consents. No consent or approval by the City or Agreement Administrator shall be effective unless previously stated in writing, signed by an authorized officer of the City or Agreement Administrator, and subject to such conditions as the City or the Agreement Administrator may, in their sole and absolute discretion require or as otherwise provided for this Agreement. No consent or waiver, express or implied, by any party to this Agreement to or of any breach or default by another party to this Agreement in the performance of its obligations hereunder, shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by the breaching party of the same or any other obligations hereunder. Failure on the part of any party to complain of any act or failure to act by another party, irrespective of how long such failure continues, shall not constitute a waiver of any rights hereunder.

Section 9.06   Notices. Except for payments to be made by Operator in accordance with Article III above, all notices, demands, requests, submissions, or other communications which are required to be served pursuant to this Agreement shall be in writing and shall be deemed to have been properly served when mailed by certified or registered mail, return receipt requested, or delivered personally or by overnight hand delivery or other courier service addressed: (a) in the case of Agreement Administrator or the City, to the Executive Vice President for Property Management, with a copy to the General Counsel of NYCEDC, at One Liberty Plaza, 13th Floor, New York, NY 10006, and (b) in the case of Operator, to the General Counsel of FIRSTFLIGHT HELIPORTS, LLC D/B/A SAKER AVIATION SERVICES, 20 South Street, Pier 6, New York,

NY 10004 with a copy to the General Manager at the Heliport. Each party may designate by notice in writing a substitute party or a new address to which any notices, demands, request, submissions, or communications shall thereafter be served.

Section 9.07   Severability. If any covenant or provision of this Agreement, or any application thereof, shall be invalid or unenforceable, the remainder of this Agreement, and any other application of such covenant or provision, shall not be affected thereby. No controversy concerning any covenant or provision shall delay the performance of any other covenant or provision.

Section 9.08    Headings. All headings and titles in this Agreement are for purposes of identification and convenience only and shall not affect any construction or interpretation of this Agreement.

Section 9.09   Entire Agreement; No Oral Modifications. This Agreement (including the exhibits referred to in this Agreement, which are hereby incorporated in, and deemed to constitute a part of, this Agreement) sets forth the entire understanding of the parties and supersedes all prior and contemporaneous oral or written agreements and understandings with respect to the subject matter. This Agreement may not be amended or modified except by a writing signed by the parties.

Section 9.10   Assignment. No rights and/or obligations under this Agreement may be subcontracted by Operator without the prior written consent of Agreement Administrator. This Agreement and the rights and obligations under this Agreement may not be assigned by Operator, without the prior written consent of the City. If Operator makes such an assignment without the prior written consent of the City, the City shall have the right, but not the obligation, to terminate this Agreement. Merger, consolidation, purchase of a majority of assets, transfer of a majority of stock or of joint venture or partnership interests in Operator by operation of law or otherwise, are deemed to be an assignment of this Agreement for purposes of this Section 9.10. Additionally, Operator shall not mortgage or pledge this Agreement or any part thereof, or in any way charge or encumber the rights granted herein, or any part thereof, or issue or grant any agreement or license to use the Heliport or any part thereof without the prior written consent of the City.

Section 9.11    Dissolution, Merger or Sale of Operator. Operator covenants and agrees that at all times during the Term of this Agreement, it will (i) maintain its corporate existence, (ii) continue to be subject to service of process in the State and either be organized under the laws of the State of New York, or under the laws of any other state of the United States and duly qualified to do business in the State, and (iii) not liquidate, wind-up or dissolve or othe1wise dispose of all or substantially all of its property, business or assets, and (iv) not consolidate with or merge without the City’s consent into another entity or permit one or more entities to consolidate with or merge into it.

Section 9.12   Representation and Warranties. Operator hereby represents and warrants to City and Agreement Administrator, as of the Commencement Date, that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; and has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement, is a Permitted Person and this Agreement shall be enforceable against it in accordance with its terms. Operator (i) warrants that the undersigned signatory for Operator has the power and authority to enter into this Agreement on behalf of Operator and to bind Operator to the terms and conditions of this Agreement, (ii) warrants to continuing being a Permitted Person throughout the Term and (iii) has presented to City a certified copy of the resolution of the board of directors of Operator granting and approving that power and authority.

Section 9.13    Force Majeure. Whenever a period of time is provided in this Agreement for either party to do or perform any act, said party shall not be liable for any delays due to or resulting from circumstances beyond its control after exercising due diligence to avoid or overcome such circumstances (“Force Majeure”), including without limitation: strikes, lockouts or other work stoppages; extraordinary weather conditions; acts of God; blackouts; acts of war or terrorism; court orders, riots, public disorders and criminal acts of third parties; or other such Force Majeure events. The party experiencing Force Majeure shall take prompt actions to notify the other party of the Force Majeure, to remove the causes of Force Majeure and to resume normal operations immediately after such causes have been removed but no later than one year after notice of the Force Majeure. Nothing in this Section 9.13 shall cause the party affected by the Force Majeure to unfavorably disrupt other operations or enter into what it considers to be any unfavorable labor agreement to remove the causes of the Force Majeure. The suspension of any obligations owing to a Force Majeure shall neither cause the Term of this Agreement to be extended nor affect any rights accrued prior to the Force Majeure.

Section 9.14   Survival. Any and all obligations and/or liabilities of Operator, the City and Agreement Administrator accruing prior to the termination of this Agreement and then outstanding shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

THE CITY OF NEW YORK acting by			FIRSTFLIGHT HELIPORTS, LLC
D/B/A SAKER AVIATION SERVICES.
and through the NEW YORK DEPARTMENT OF SMALL BUSINESS SERVICES

By:			By:

Name:	Anthony Dell'Olio		Name:	Samuel Goldstein

Title:	General Counsel		Title:	President & CEO

APPROVED AS TO FORM

FOR THE CITY OF NEW YORK CITY

By:		KS
Acting Corporation Counsel

4/25/2023